Exhibit 2.2

OPERATING AGREEMENT OF
GB8 Residential LLC

Dated as of April 12, 2023

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EXHIBIT A – Form of Property Management Agreement

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ARTICLE I

DEFINITIONS

Section 1.1. Definitions. Certain terms used in Article XIII of this Agreement are defined in that Article. In addition, the following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Additional Member” means a Person admitted as a Member of the Company as a result of an issuance of Shares to such Person by the Company.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person in question. As used herein, the term “Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Operating Agreement of GB8 Residential LLC, adopted by the Manager on April 12, 2023, as it may be amended, modified, supplemented or restated from time to time.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Delaware shall not be regarded as a Business Day.

“Capital Contribution” means with respect to any Member, (i) for a Member who acquired his, her, or its Shares directly from the Company, the amount paid for such Shares; and (ii) for a Member who acquired his, her, or its Shares from another person, the amount paid by the person who initially purchased such Shares from the Company.

“Capital Transaction” means any transaction not in the ordinary course of business which results in the receipt by the Company of cash or other consideration other than Capital Contributions or other contributions to capital, including, without limitation, proceeds of sales or exchanges or other dispositions of Properties not in the ordinary course of business, financings and refinancings, condemnations, recoveries of damage awards, and insurance proceeds.

“Certificate” means a certificate in such form as may be adopted by the Manager and issued by the Company, evidencing ownership of one or more Shares.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware, as further amended, supplemented or restated from time to time.

“Class” means any Class of Shares created by a Share Designation.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Commission” means the United States Securities and Exchange Commission.

“Common Shares” means any Shares of the Company that are designated as “Common Shares” and are not Preferred Shares.

“Company” means GB8 Residential LLC, a Delaware limited liability company, and any successors thereto.

“Conflict of Interest” means (i) any matter that the Manager believes may involve a conflict of interest that is not otherwise addressed by any conflicts of interest policy established by the Company, or (ii) any transaction that is deemed to be a Principal Transaction.

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“Corporate Transparency Act” means the Corporate Transparency Act of 2019 as amended from time to time.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Member” means each Member any of the assets of which are subject to Title I of ERISA and/or Code Section 4975 or any regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“Expenses and Liabilities” has the meaning assigned to such term in Section 5.4(a).

“Governmental Entity” means any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof.

“Indemnified Person” means (a) any Person who is or was an officer of the Company, if any, (b) the Manager, together with its officers, directors, shareholders, Affiliates and delegates of the Manager, (c) the Sponsor, together with its officers, directors, shareholders and Affiliates, (d) the Property Manager, together with its officers, directors, members, Affiliates and delegates of the Property Manager, (e) any Person who is or was serving at the request of the Company as an officer, director, member, manager, partner, tax matters partner, fiduciary or trustee of another Person (including any Subsidiary); provided, that a Person shall not be an Indemnified Person by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (e) any Person the Manager designates as an “Indemnified Person” for purposes of this Agreement.

“Investment Committee” means a committee of the Company comprised of Persons appointed by the Manager, which may include officers, directors, employees or other Persons affiliated with the Manager, to review and approve certain transactions involving a Conflict of Interest in order to protect the interests of the Company and the Members.

“Investment Company Act” means the Investment Company Act of 1940, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“Liquidator” means one or more Persons selected by the Manager to perform the functions described in Section 8.2 as liquidating trustee of the Company, as applicable, within the meaning of the Delaware Act.

“Manager” means Pacific Oak Residential, Inc., a Delaware corporation.

“Member” means each Person admitted as a member of the Company, each Substitute Member and each Additional Member.

“Merger Agreement” has the meaning assigned to such term in Section 10.1.

“Net Capital Proceeds” means the proceeds from any Capital Transaction minus (i) the expenses the Company incurs with respect to the Capital Transaction, (ii) any repayments of debt made in connection with the Capital Transaction, (iii) brokerage commissions, and (iv) other costs customarily taken into account in calculating net proceeds, and after establishing such reserves against future needs as the Manager shall determine, including any amount the Manager elects to reinvest in Property or other assets.

“Net Original Purchase Price” means the price per Share as set forth in the Share Designation with respect to such Shares, less any distributions of Net Capital Proceeds with respect to the relevant Shares.

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“Offering” has the meaning assigned to such term in Section 5.1(b).

“Offering Document” means, with respect to any class or series of Shares, the prospectus, offering circular, offering memorandum, private placement memorandum or other offering document related to the Initial Offering, including an Offering Statement.

“Offering Statement” means the offering statement on Form 1-A first filed by the Company with the Commission after the date of the Company’s formation, and the offering circular filed pursuant to Rule 253(g)(2) of the Securities Act related thereto, pursuant to which the Company qualifies for sale a maximum of $75,000,000 of its Common Shares under Regulation A of the Securities Act, as such offering statement may be amended or supplemented from time to time, or such other offering statements that the Company may qualify or register under the Securities Act from time to time.

“Operating Cash Flow” means the cash flow from the operations of the Company other than Capital Contributions, proceeds from borrowings and Net Capital Proceeds taking into account all revenue and all expense (including but not limited to debt service, the fees and charges payable to the Manager and its affiliates, including the Acquisition Fees and Exit Fees set forth in Section 5.9 and the Property Management Fees), and after establishing such reserves against future needs as the Manager shall determine.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Company or any of its Affiliates) acceptable to the Manager.

“Original Purchase Price” means the price per Share as set forth in the Share Designation with respect to such Shares.

“Outstanding” means, with respect to Shares, all Shares that are issued by the Company and reflected as Outstanding on the Company’s books and records as of the date of determination and, for purposes of Article XIII, that are treated as outstanding for U.S. federal income tax purposes.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, Governmental Entity or other entity; provided, however, that, solely for purposes of Article XIII, the term “Person” shall have the meaning specified in Section 13.1.

“Plan of Conversion” has the meaning assigned to such term in Section 10.1.

“Plan Member” means each Member any of the assets of which are subject to any Plan Governing Law.

“Plan Governing Law” means any of (a) Title I of ERISA, (b) Code Section 4975 or (c) the provisions of any state, local, non-U.S. or other federal law or regulations applicable to an “employee benefit plan,” as defined in Section 3(3) of ERISA, that is not subject to Title I of ERISA (including non-U.S. employee benefit plans and government plans) that are similar to the provisions contained in Title I of ERISA and/or Code Section 4975, but only if the provisions of any such other law or regulation could reasonably be construed to provide that all or a portion of the assets of the Company could be deemed to constitute the assets of such employee benefit plan under such law or regulation by reason of the (direct or indirect) investment by such employee benefit plan in the Company.

“Preferred Shares” means a class of Shares of the Company that has been designated in a Share Designation as “Preferred Shares” and that entitles the Record Holders thereof to a preference or priority over the Record Holders of any other class of Shares of the Company in (i) the right to share profits or losses or items thereof, (ii) the right to share in distributions, or (iii) rights upon termination or liquidation of the Company (including in connection with the dissolution or liquidation of the Company). “Preferred Shares” shall not include Common Shares.

“Principal Transaction” means any transaction between the Sponsor, the Manager or any of their respective Affiliates (other than the Company) or Subsidiaries, on the one hand, and the Company or one of its Subsidiaries, on the other hand.

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“Property” means a property owned by the Company.

“Property Management Agreement” means, as the context requires, any agreement entered into between a Series and the Property Manager, which may be in the form set forth in Exhibit A hereto, pursuant to which such Property Manager is appointed as manager of one or more Properties, with such terms and provisions as determined by the Manager in its sole discretion, and as amended from time to time in the sole discretion of the Manager.

“Property Management Fee” means the fees set forth in the relevant Property Management Agreement.

“Property Manager” means DMH Realty, LLC or such other property manager appointed in accordance with Section 5.10, in each case including its permitted successors or assigns.

“Record Date” means the date established by the Manager, in its discretion, for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Members or entitled to exercise rights in respect of any lawful action of Members or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” or “Holder” means with respect to any Shares, the Person in whose name such Shares are registered on the books of the Company (or on the books of any Transfer Agent, if applicable) as of the opening of business on a particular Business Day.

“Redemption Plan” has the meaning assigned to such term in Section 4.4.

“REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

“REIT Date” means the date on which the Company is qualified as a REIT.

“Roll-Up Transaction” has the meaning assigned to such term in Section 10.6(a).

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“Share” means a share of the limited liability company interests in the Company issued by the Company that evidences a Member’s rights, powers and duties with respect to the Company pursuant to this Agreement and the Delaware Act. Shares may be designated as Common Shares or Preferred Shares, and may be issued in different classes or series.

“Share Designation” has the meaning assigned to such term in Section 3.2(a).

“Sponsor” means Pacific Oak Residential, Inc., a Delaware corporation.

“Subsidiary” means, with respect to any Person or the Company, as of any date of determination, any other Person as to which such Person or the Company owns or otherwise controls, directly or indirectly, more than 50% of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such Person.

“Substitute Member” means a Person who is admitted as a Member of the Company as a result of a transfer of Shares to such Person.

“Surviving Business Entity” has the meaning assigned to such term in Section 10.2(a)(ii).

“Tax Matters Representative” has the meaning provided in Section 7.1.

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“Transfer” means, with respect to a Share, a transaction by which the Record Holder of a Share assigns such Share to another Person who is or becomes a Member, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage; provided, however, that, solely for purposes of Article XIII, the term “Transfer” shall have the meaning specified in Section 13.1.

“Transfer Agent” means, with respect to any class of Shares, such bank, trust company or other Person (including the Company or one of its Affiliates) as shall be appointed from time to time by the Company to act as registrar and transfer agent for such class of Shares; provided that if no Transfer Agent is specifically designated for such class of Shares, the Company shall act in such capacity.

“U.S. GAAP” means United States generally accepted accounting principles consistently applied.

Section 1.2. Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; and (c) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation.

ARTICLE II

ORGANIZATION

Section 2.1. Formation. The Company has been formed as a limited liability company pursuant to the provisions of the Delaware Act.

Except as expressly provided to the contrary in this Agreement, the rights, duties, liabilities and obligations of the Members and the administration, dissolution and termination of the Company shall be governed by the Delaware Act. All Shares shall constitute personal property of the owner thereof for all purposes and a Member has no interest in specific Company property.

Section 2.2. Name. The name of the Company shall be “GB8 Residential LLC”. The words “Limited Liability Company”, “LLC”, or similar words or letters shall be included in the Company’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The business of the Company may be conducted under any other name or names, as determined by the Manager. The Manager may change the name of the Company at any time and from time to time and shall notify the Members of such change in the next regular communication to the Members.

Section 2.3. Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the Manager, the address of the registered office of the Company in the State of Delaware is 838 Walker Road, Suite 21-2, Dover, DE 19904, and the name of its registered agent at such address is Registered Agent Solutions, Inc.. The principal office of the Company shall be located at 13901 Sutton Park Dr S, Jacksonville FL 32224 or such other place as the Manager may from time to time designate by notice to the Members. The Company may maintain offices at such other place or places within or outside the State of Delaware as the Manager determines to be necessary or appropriate.

Section 2.4. Purposes. The purposes of the Company shall be to (a) promote, conduct or engage in, directly or indirectly, any business, purpose or activity that lawfully may be conducted by a limited liability company formed pursuant to the Delaware Act, (b) acquire, hold and dispose of interests in any corporation, partnership, joint venture, limited liability company, trust or other entity and, in connection therewith, to exercise all of the rights and powers conferred upon the Company with respect to its interests therein, and (c) conduct any and all activities related or incidental to the foregoing purposes.

Section 2.5. Qualification in Other Jurisdictions. The Manager may cause the Company to be qualified or registered in any jurisdiction in which the Company transacts business and shall be authorized to execute, deliver and file any certificates and documents necessary to effect such qualification or registration.

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Section 2.6. Powers. The Company shall be empowered to do any and all acts and things necessary and appropriate for the furtherance and accomplishment of the purposes described in Section 2.4.

Section 2.7. Power of Attorney. Each Member hereby constitutes and appoints the Manager and, if a Liquidator shall have been selected pursuant to Section 8.2, the Liquidator (and any successor to the Liquidator by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

(a)	execute, swear to, acknowledge, deliver, file and record in the appropriate public offices:

(i)	all certificates, documents and other instruments (including this Agreement and the Certificate of Formation and all amendments or restatements hereof or thereof) that the Manager (or the Liquidator) determines to be necessary or appropriate to form, qualify or continue the existence or qualification of the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property;

(ii)	all certificates, documents and other instruments that the Manager or the Liquidator determines to be necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement;

(iii)	all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the Manager (or the Liquidator) determines to be necessary or appropriate to reflect the dissolution, liquidation and/or termination of the Company pursuant to the terms of this Agreement;

(iv)	all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Member pursuant to, or in connection with other events described in, Section 10.6 or Article III, Article IV or Article VIII;

(v)	all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class of Shares issued pursuant to Section 3.2; and

(vi)	all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger, consolidation or conversion of the Company pursuant to Article X.

(b)	execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments that the Manager (or the Liquidator) determines to be necessary or appropriate to (i) make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Members hereunder or is consistent with the terms of this Agreement or (ii) effectuate the terms or intent of this Agreement; provided, that when required by Section 9.2 or any other provision of this Agreement that establishes a percentage of the Members or of the Members of any class or series, if any, required to take any action, the Manager (or the Liquidator) may exercise the power of attorney made in this Section 2.7(b) only after the necessary vote, consent, approval, agreement or other action of the Members or of the Members of such class or series, as applicable.

Nothing contained in this Section 2.7 shall be construed as authorizing the Manager (or the Liquidator) to amend, change or modify this Agreement except in accordance with Article IX or as may be otherwise expressly provided for in this Agreement.

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(c)	The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Member and the transfer of all or any portion of such Member’s Shares and shall extend to such Member’s heirs, successors, assigns and personal representatives. Each such Member hereby agrees to be bound by any representation made by the Manager (or the Liquidator) acting in good faith pursuant to such power of attorney; and each such Member, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the Manager (or the Liquidator) taken in good faith under such power of attorney in accordance with this Section 2.7. Each Member shall execute and deliver to the Manager (or the Liquidator) within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the Manager (or the Liquidator) determines to be necessary or appropriate to effectuate this Agreement and the purposes of the Company.

Section 2.8. Term. The term of the Company commenced on the day on which the Certificate of Formation was filed with the Secretary of State of the State of Delaware pursuant to the provisions of the Delaware Act. The term of the Company shall be perpetual, unless and until it is dissolved or terminated in accordance with the provisions of Article VIII. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Delaware Act.

Section 2.9. Certificate of Formation. The Certificate of Formation has been filed with the Secretary of State of the State of Delaware as required by the Delaware Act, such filing being hereby confirmed, ratified and approved in all respects. The Manager shall use all reasonable efforts to cause to be filed such other certificates or documents that it determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited liability company in the State of Delaware or any other state in which the Company may elect to do business or own property. To the extent that the Manager determines such action to be necessary or appropriate, the Manager shall direct the appropriate officers to file amendments to and restatements of the Certificate of Formation and do all things to maintain the Company as a limited liability company under the laws of the State of Delaware or of any other state in which the Company may elect to do business or own property, and any such officer so directed shall be an “authorized person” of the Company within the meaning of the Delaware Act for purposes of filing any such certificate with the Secretary of State of the State of Delaware. The Company shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Formation, any qualification document or any amendment thereto to any Member.

ARTICLE III

MEMBERS AND SHARES

Section 3.1. Members.

(a)	A Person shall be admitted as a Member and shall become bound by the terms of this Agreement if such Person purchases or otherwise lawfully acquires any Share and becomes the Record Holder of such Share in accordance with the provisions of Article III, Article IV and Article XIII hereof. A Person may become a Record Holder without the consent or approval of any of the Members. A Person may not become a Member without acquiring a Share.

(b)	The name and mailing address of each Member shall be listed on the books and records of the Company maintained for such purpose by the Company (or the Transfer Agent, if any). The Manager shall update the books and records of the Company from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable).

(c)	Except as otherwise provided in the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Members nor the Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member or manager of the Company.

(d)	Unless otherwise provided herein (including, without limitation, in connection with any redemption or repurchase pursuant to Article IV or enforcement of the transfer and ownership restrictions contained in Article XIII), Members may not be expelled from or removed as Members of the Company. Except in connection with any Redemption Plan established pursuant to Section 4.4, Members shall not have any right to resign from the Company; provided, that when a transferee of a Member’s Shares becomes a Record Holder of such Shares, such transferring Member shall cease to be a Member of the Company with respect to the Shares so transferred.

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(e)	Except to the extent expressly provided in this Agreement (including any Share Designation): (i) no Member shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon dissolution or termination of the Company may be considered as such by law and then only to the extent provided for in this Agreement; (ii) no Member holding any class or series, if any, of any Shares of the Company shall have priority over any other Member holding the same class or series of Shares either as to the return of Capital Contributions or as to distributions; (iii) no interest shall be paid by the Company on Capital Contributions; and (iv) no Member, in its capacity as such, shall participate in the operation or management of the business of the Company, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company by reason of being a Member.

(f)	Except as may be otherwise agreed between the Company, on the one hand, and a Member, on the other hand, any Member shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities in direct competition with the Company. Neither the Company nor any of the other Members shall have any rights by virtue of this Agreement in any such business interests or activities of any Member.

(g)	For the avoidance of doubt, the Manager is not a Member of the Company by virtue of its position as “Manager” of the Company. The Manager will generally not be entitled to vote on matters submitted to the Members, and will not have any distribution, redemption, conversion or liquidation rights by virtue of its status as Manager.

Section 3.2. Authorization to Issue Shares.

(a)	The Company may issue Shares, and options, rights, warrants and appreciation rights relating to Shares, for any Company purpose at any time and from time to time to such Persons for such consideration (which may be cash, property, services or any other lawful consideration) or for no consideration and on such terms and conditions as the Manager shall determine, all without the approval of any Members, notwithstanding any provision of Section 9.1 or Section 9.2. Notwithstanding the foregoing, the share price for each Common Share being offered pursuant to the Offering Statement shall equal the Original Purchase Price. Each Share shall have the rights and be governed by the provisions set forth in this Agreement and, with respect to additional Shares of the Company that may be issued by the Company in one or more classes or series, with such designations, preferences, rights, powers and duties (which may be junior to, equivalent to, or senior or superior to, any existing classes or series of Shares of the Company), as shall be fixed by the Manager and reflected in a written action or actions approved by the Manager in compliance with Section 5.1 (each, a “Share Designation”). Except to the extent expressly provided in this Agreement and all Share Designations, no Shares shall entitle any Member to any preemptive, preferential or similar rights with respect to the issuance of Shares. In the event of a conflict between the terms and conditions of this Agreement and a Share Designation, the terms and conditions of the Share Designation with respect to such Series shall prevail.

(b)	A Share Designation (or any resolution of the Manager amending any Share Designation) shall be effective when a duly executed original of the same is delivered to the Manager for inclusion among the permanent records of the Company, and shall be annexed to, and constitute part of, this Agreement. Unless otherwise provided in the applicable Share Designation, the Manager may at any time increase or decrease the amount of Shares of any class or series, but not below the number of Shares of such class or series then Outstanding.

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(c)	Unless otherwise provided in the applicable Share Designation, if any, the Company is authorized to issue an unlimited number of Common Shares and an unlimited number of Preferred Shares. All Shares issued pursuant to, and in accordance with the requirements of, this Article III shall be validly issued Shares in the Company, except to the extent otherwise provided in the Delaware Act or this Agreement (including any Share Designation).

(d)	The Manager may, without the consent or approval of any Members, amend this Agreement and make any filings under the Delaware Act or otherwise to the extent the Manager determines that it is necessary or desirable in order to effectuate any issuance of Shares pursuant to this Article III, including, without limitation, an amendment of Section 3.2(b).

Section 3.3. Certificates.

(a)	Upon the issuance of Shares by the Company to any Person, the Company may, but shall not be obligated to, issue one or more Certificates in the name of such Person evidencing the number of such Shares being so issued. Certificates shall be executed on behalf of the Company by the Manager. No Certificate representing Shares shall be valid for any purpose until it has been countersigned by the Transfer Agent, if any. Any or all of the signatures required on the Certificate may be by facsimile or other electronic communication. If the Manager or Transfer Agent who shall have signed or whose facsimile or other electronic signature shall have been placed upon any such Certificate shall have ceased to be the Manager or Transfer Agent before such Certificate is issued by the Company, such Certificate may nevertheless be issued by the Company with the same effect as if such Person were the Manager or Transfer Agent at the date of issue. Certificates for each class of Shares shall be consecutively numbered and shall be entered on the books and records of the Company as they are issued and shall exhibit the holder’s name and number and type of Shares. The Manager, in its sole discretion, may determine that some or all of any or all classes of Shares shall be uncertificated. Any such determination shall not apply to Shares represented by a Certificate until such Certificate is surrendered to the Company.

(b)	If any mutilated Certificate is surrendered to the Transfer Agent, if any, or to the Company, the Manager on behalf of the Company shall execute, and the Transfer Agent, if any, shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and class or series of Shares as the Certificate so surrendered. The Manager on behalf of the Company shall execute, and the Transfer Agent shall countersign and deliver, a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate: (i) makes proof by affidavit, in form and substance satisfactory to the Company, that a previously issued Certificate has been lost, destroyed or stolen; (ii) requests the issuance of a new Certificate before the Company has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim; (iii) if requested by the Company, delivers to the Company a bond, in form and substance satisfactory to the Company, with surety or sureties and with fixed or open penalty as the Company may direct to indemnify the Company and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and (iv) satisfies any other reasonable requirements imposed by the Company. If a Member fails to notify the Company within a reasonable time after he or she has notice of the loss, destruction or theft of a Certificate, and a transfer of the Shares represented by the Certificate is registered before the Company or the Transfer Agent receives such notification, the Member shall be precluded from making any claim against the Company or the Transfer Agent for such transfer or for a new Certificate. As a condition to the issuance of any new Certificate under this Section, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

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Section 3.4. Record Holders. The Company shall be entitled to recognize the Record Holder as the owner of a Share and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Share on the part of any other Person, regardless of whether the Company shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation or guideline. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Shares, as between the Company on the one hand, and such other Persons on the other, such representative Person shall be the Record Holder of such Shares.

Section 3.5. Registration and Transfer of Shares. Subject to the restrictions on transfer and ownership limitations contained below and in Article XIII hereof:

(a)	The Company shall keep or cause to be kept on behalf of the Company a register that will provide for the registration and transfer of Shares. Unless otherwise provided in any Share Designation, a Transfer Agent may, in the discretion of the Manager or as otherwise required by the Exchange Act, be appointed registrar and transfer agent for the purpose of registering Shares and transfers of such Shares as herein provided. Upon surrender of a Certificate for registration of transfer of any Shares evidenced by a Certificate, the Manager shall execute and deliver, and in the case of Shares, the Transfer Agent, if any, shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the Record Holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Shares as were evidenced by the Certificate so surrendered; provided, that a transferor shall provide the address, facsimile number and email address for each such transferee as contemplated by Section 12.1.

(b)	The Company shall not recognize any transfer of Shares until the Certificates evidencing such Shares, if any, are surrendered for registration of transfer. No charge shall be imposed by the Company for such transfer; provided, that as a condition to the issuance of any new Certificate, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

(c)	In the event that the Shares are not evidenced by a Certificate, the Company shall not recognize any transfer of shares until it has received written documentation that the Manager, in its sole discretion, determines is sufficient to evidence the transfer of such Shares.

(d)	By acceptance of the transfer of any Share, each transferee of a Share (including any nominee holder or an agent or representative acquiring such Shares for the account of another Person) (i) shall be admitted to the Company as a Substitute Member with respect to the Shares so transferred to such transferee when any such transfer or admission is reflected in the books and records of the Company, (ii) shall be deemed to agree to be bound by the terms of this Agreement, (iii) shall become the Record Holder of the Shares so transferred, (iv) grants powers of attorney to the Manager and any Liquidator of the Company, as specified herein, and (v) makes the consents and waivers contained in this Agreement. The transfer of any Shares and the admission of any new Member shall not constitute an amendment to this Agreement.

Section 3.6. Splits and Combinations.

(a)	Subject to Section 3.2 and Article IV, and unless otherwise provided in any Share Designation, the Company may make a pro rata distribution of Shares of any class or series of Shares to all Record Holders of such class or series of Shares, or may effect a subdivision or combination of Shares of any class or series of Shares, in each case, on an equal per-Share basis for each Class and so long as, after any such event, any amounts calculated on a per-Share basis or stated as a number of Shares are proportionately adjusted.

(b)	Whenever such a distribution, subdivision or combination of Shares is declared, the Manager shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The Manager also may cause a firm of independent public accountants selected by it to calculate the number of Shares to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The Manager shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

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(c)	Promptly following any such distribution, subdivision or combination, the Company may issue Certificates to the Record Holders of Shares as of the applicable Record Date representing the new number of Shares held by such Record Holders, or the Manager may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Shares Outstanding, the Company shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

Section 3.7. ERISA. The Manager intends to limit the equity participation by “benefit plan investors” (as defined in Section 3(42) of ERISA) in the Company so that it is less than twenty-five percent (25%) of each class of equity interest in the Company (determined in accordance with the Plan Assets Regulation, including disregarding any holdings of Sponsor Affiliates, to the extent so required).

Section 3.8. Agreements. The rights of all Members and the terms of all Shares are subject to the provisions of this Agreement (including any Share Designation).

ARTICLE IV

DISTRIBUTIONS AND REDEMPTIONS

Section 4.1. Distributions to Record Holders.

(a)	Subject to the applicable provisions of the Delaware Act and except as otherwise provided herein, the Manager may, in its sole discretion, at any time and from time to time, declare, make and pay distributions of cash or other assets of the Company to the Members. Subject to the terms of any Share Designation (including, without limitation, the preferential rights, if any, of holders of any other class of Shares of the Company) and of Article XIII, distributions shall be paid to the holders of Shares on an equal per-Share basis as of the Record Date selected by the Manager. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to any Member on account of its interest in the Company if such distribution would violate the Delaware Act or other applicable law.

(b)	Notwithstanding Section 4.1(a), in the event of the termination and liquidation of the Company, all distributions shall be made in accordance with, and subject to the terms and conditions of, Section 8.3.

(c)	Each distribution in respect of any Shares of the Company shall be paid by the Company, directly or through its Transfer Agent, if any, or through any other Person or agent, only to the Record Holder of such Shares as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Company’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 4.2. Redemption in Connection with ERISA. Notwithstanding any provision contained herein to the contrary, upon demand by the Manager, the Company shall redeem any or all of the Shares held by any Plan Member if either the Plan Member or the Manager shall obtain an Opinion of Counsel to the effect that it is more likely than not that all or any portion of the assets of the Company constitute “plan assets” of the Plan Member for the purposes of the applicable Plan Governing Law to substantially the same extent as if owned directly by the Plan Member. Such partial or whole redemption shall be effective ninety (90) days after the delivery of such Opinion of Counsel, unless the Manager shall have selected an earlier effective date. Each Plan Member shall only be redeemed by the Company pursuant to this Section 4.2 to the extent necessary in order to avoid the assets of the Company constituting assets of the Plan Member for the purposes of the applicable Plan Governing Law and the Manager shall cause any such redemption to be made among all Plan Members with respect to which the basis for redemption is applicable in a manner determined by the Manager in its sole discretion. The redemption price for any Shares redeemed pursuant to this Section 4.2 will be the Net Original Purchase Price per Share.

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Section 4.3. Personal Conduct Repurchase Right.

(a)	In the event that a Member fails to conform its personal conduct to common and accepted standards of good citizenship or conducts itself in a way that reflects poorly upon the Company, as determined by the Manager in its sole, but good faith, discretion, the Manager may elect, at its sole discretion, to cause the Company to repurchase all, but not less than all, of the Shares held by such Member.

(b)	In the event that the Manager elects to cause the Company to repurchase any Shares pursuant to this Section 4.3, the Company shall, within fifteen (15) Business Days of the Manager’s election, send written notice to the applicable Member stating that the Company is exercising its right to repurchase such Shares pursuant to Section 4.3 of this Agreement.

(c)	In connection with any repurchase by the Company of Shares pursuant to this Section 4.3, the purchase price paid to the applicable Member shall be equal to the Net Original Purchase Price per Share. Any purchase price paid pursuant to this Section 4.3 shall be delivered to the applicable Member within fifteen (15) Business Days after the notice specified in Section 4.3(b) above is delivered to such Member. Any Shares repurchased pursuant to this Section 4.3 will cease to accrue distributions or have voting rights and will not be treated as Outstanding, and the applicable Member will cease to be a member of the Company, as of the date that the purchase price is delivered to the applicable Member.

Section 4.4. Redemption Plan. The Manager may, in its sole discretion and to the fullest extent permitted by applicable laws and regulations, cause the Company to establish a redemption plan (a “Redemption Plan”), pursuant to which a Member may request that the Company redeem all or any portion of their Shares, subject to the terms, conditions and restrictions of the Redemption Plan. In its sole discretion and to the fullest extent permitted by applicable laws and regulations, the Manager may set the terms, conditions and restrictions of any Redemption Plan and may amend, suspend, or terminate any such Redemption Plan at any time for any reason. If applicable, the Manager may also, in its sole discretion and to the fullest extent permitted by applicable laws and regulations, decline any particular redemption request made pursuant to a Redemption Plan if the Manager believes such action is necessary to preserve the Company’s status as a REIT.

Section 4.5. Payment of Taxes. If any Person exchanging a certificate representing Shares wants the Company to issue a Certificate in a different name than the registered name on the old certificate, or if any Person wants the Company to change the name of the Record Holder for a Share or Shares, that Person must pay any transfer or other taxes required by reason of the issuance of the Certificate in another name, or by reason of the change to the Company register, or establish, to the satisfaction of the Company or its agent, that the tax has been paid or is not applicable.

Section 4.6. Absence of Certain Other Rights. Other than pursuant to Section 4.4 or to the terms of any Share Designation, holders of Shares shall have no conversion, exchange, sinking fund, redemption or appraisal rights, no pre-emptive rights to subscribe for any securities of the Company and no preferential rights to distributions.

ARTICLE V

MANAGEMENT AND OPERATION OF BUSINESS

Section 5.1. Power and Authority of the Manager. Except as otherwise expressly provided in this Agreement, the Manager shall be vested with the full power and authority to do, and to direct its officers and agents to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Company, to exercise all powers set forth in Section 2.6 and to effectuate the purposes set forth in Section 2.4. The Manager shall have the power to delegate any or all of its rights and powers to manage and control the business and affairs of the Company to such officers, employees, Affiliates, agents and representatives of the Manager or the Company as it may deem appropriate. The Manager and its officers and directors shall constitute “managers” within the meaning of the Delaware Act. Except as otherwise specifically provided in this Agreement, no Member, by virtue of its status as such, shall have any management power over the business and affairs of the Company or actual or apparent authority to enter into, execute or deliver contracts on behalf of, or to otherwise bind, the Company.

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In addition to the powers that now or hereafter can be granted to managers under the Delaware Act and to all other powers granted under any other provision of this Agreement, the Manager shall, either directly or by engaging its officers, Affiliates, agents or third parties, perform the following duties:

(a)	Investment Management Services. The Manager shall:

(i)	develop, design, oversee, implement, and periodically review the Company’s investment strategy and guidelines;

(ii)	serve as the Company’s investment and financial manager;

(iii)	evaluate, structure, negotiate and approve investments in Properties and other assets, including overseeing and conducting due diligence processes related to prospective investments;

(iv)	approve and oversee the Company’s debt financing strategies, including identifying and evaluating potential financing and refinancing sources, monitoring and overseeing the service of the Company’s financing facilities and managing the relationships between the Company and its lenders;

(v)	approve joint ventures, limited partnerships and other such relationships with third parties;

(vi)	evaluate, structure, negotiate and approve potential asset dispositions, sales, or liquidity transactions;

(vii)	seek out and review market research and economic and statistical data in connection with the Company’s investments and investment objectives and policies; and

(viii)	evaluate, negotiate and approve investments and other transactions.

(b)	Offering Services. The Manager shall manage and supervise one or more offerings of Shares in the Company, including for each offering (i) selecting the appropriate type of offering; (ii) designating the class of Shares to be acquired by investors in the offering; (iii) preparing, with the assistance of counsel, the appropriate offering documents and other materials, including but not limited to disclosure materials and subscription agreements; (iv) preparing marketing materials related to the offering; (v) selecting one or more distribution channels for the offering; (vi) reviewing subscriptions from prospective investors; (vii) complying with the laws that apply to the offering, including securities laws; (viii) selecting escrow agents, transfer agents, and other third parties; and (ix) performing all other services required to conduct and complete an offering.

(c)	Asset Management Services. The Manager shall, in coordination with any Property Manager:

(i)	appoint a Property Manager in accordance with the terms of this Agreement;

(ii)	investigate, select, and, on behalf of the Company, engage and conduct business with such Persons as the Manager deems necessary to the proper performance of its obligations hereunder, including but not limited to consultants, accountants, lenders, technical managers, attorneys, corporate fiduciaries, escrow agents, depositaries, custodians, transfer agents, agents for collection, insurers, insurance agents, developers, construction companies and any and all Persons acting in any other capacity deemed by the Manager necessary or desirable for the conduct of the business of the Company;

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(iii)	monitor the value of the investments of the Company;

(iv)	monitor and evaluate the performance of the investments of the Company;

(v)	formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of investments on an overall portfolio basis; and

(vi)	coordinate and manage relationships between the Company and any joint venture partners.

(d)	Accounting and Other Administrative Services. The Manager shall:

(i)	manage, perform and/or supervise the various administrative functions necessary for the day-to-day operations of the Company;

(ii)	provide or arrange for administrative services, legal services, office space, office furnishings, personnel and other overhead items necessary and incidental to the Company’s business and operations;

(iii)	provide financial and operational planning services and portfolio management functions;

(iv)	maintain accounting data and any other information concerning the activities of the Company as shall be required to prepare and file all periodic financial reports and returns required to be filed with the Commission and any other regulatory agency, including annual financial statements;

(v)	maintain all appropriate books and records of the Company;

(vi)	maintain one or more bank accounts in the name of the Company or any subsidiary of the Company, collect and deposit into any such account or accounts, and disburse funds from any such account or accounts in a manner consistent with this Agreement, including, without limitation, the payment of fees to the Manager and the Property Manager.

(vii)	oversee tax and compliance services and risk management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters;

(viii)	make, change, and revoke such tax elections on behalf of the Company as the Manager deems appropriate, including, without limitation, (i) making an election to be classified as an association taxable as a corporation for U.S. federal income tax purposes, and (ii) making an election to be treated as a REIT or to revoke such status;

(ix)	supervise the performance of such ministerial and administrative functions as may be necessary in connection with the daily operations of the Company;

(x)	provide the Company with all necessary cash management services, whether effected through the Manager or a third party that is not an Affiliate of the Company;

(xi)	maintain appropriate technology systems for the Company’s operations;

(xii)	manage and coordinate with the Transfer Agent (if any) the process of making distributions and payments to Members;

(xiii)	evaluate and obtain insurance coverage based upon risk management determinations;

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(xiv)	provide timely updates related to the overall regulatory environment affecting the Company, as well as managing compliance with regulatory matters;

(xv)	evaluate the corporate governance structure of the Company and appropriate policies and procedures related thereto; and

(xvi)	oversee all reporting, record keeping, internal controls and similar matters in a manner to allow the Company to comply with applicable law.

(e)	Shareholder Services. The Manager shall:

(i)	determine the Company’s distribution policy and authorize distributions from time to time;

(ii)	manage any redemptions of the Shares pursuant to the terms of the Agreement;

(iii)	manage and coordinate with the Transfer Agent (if any) the process of making distributions and payments to Members

(iv)	provide investor relations services to the Company, including managing communications with Members, e.g. answering phone calls, preparing and sending written and electronic reports, updates and other information to Members, and conducting other Member communications; and

(v)	maintain or oversee technology infrastructure to assist in providing Member support and services.

Section 5.2. Term and Removal of the Manager.

(a)	The Manager will serve as manager for an indefinite term, but the Manager may be removed by the Company, or may choose to withdraw as manager, under certain circumstances. In the event of the removal or withdrawal of the Manager, the Manager will cooperate with the Company and take all reasonable steps to assist in making an orderly transition of the management function.

(b)	The Manager may assign its rights under this Agreement in its entirety or delegate certain of its duties under this Agreement to any of its Affiliates without the approval of the Members so long as the Manager remains liable for any such Affiliate’s performance, and if such assignment or delegation does not require the Company’s approval under this Agreement or applicable law. The Manager may withdraw as the Company’s manager if the Company becomes required to register as an investment company under the Investment Company Act, with such withdrawal deemed to occur immediately before such event. The Manager shall determine whether any succeeding manager possesses sufficient qualifications to perform the management function.

(c)	Subject to any Share Designation, the Members shall have the power to remove the Manager for “cause” upon the affirmative vote or consent of the holders of two-thirds (2/3) of the then issued and Outstanding Shares. If the Manager is removed for “cause” pursuant to this Section 5.2(c), the Members shall have the power to elect a replacement Manager upon the affirmative vote or consent of the holders of a majority of the then issued and Outstanding Common Shares. For purposes of this Section 5.2(c), “cause” is defined as:

(i)	the Manager’s continued breach of any material provision of this Agreement following a period of thirty (30) days after written notice thereof (or forty-five (45) days after written notice of such breach if the Manager, under certain circumstances, has taken steps to cure such breach within thirty (30) days of the written notice);

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(ii)	the commencement of any proceeding relating to the bankruptcy or insolvency of the Manager, including an order for relief in an involuntary bankruptcy case or the Manager authorizing or filing a voluntary bankruptcy petition;

(iii)	the Manager committing fraud against the Company, misappropriating or embezzling its funds, or acting, or failing to act, in a manner constituting bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties under this Agreement; provided, however, that if any of these actions is caused by an employee, personnel and/or officer of the Manager or one of its Affiliates and the Manager (or such Affiliate) takes all necessary and appropriate action against such person and cures the damage caused by such actions within thirty (30) days of the Manager’s actual knowledge of its commission or omission, then the Manager may not be removed; or

(iv)	the dissolution of the Manager.

Unsatisfactory financial performance of the Company does not constitute “cause” under this Agreement.

Section 5.3. Determinations by the Manager. Except as may otherwise be required by law, the determination as to any of the following matters, made in good faith by or pursuant to the direction of the Manager consistent with this Agreement, shall be final and conclusive and shall be binding upon the Company and every holder of Shares: the amount of the net income of the Company for any period and the amount of assets at any time legally available for the payment of distributions or redemption of Shares; Operating Cash Flow, Net Capital Proceeds, the amount, net assets, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of any class or series of Shares; the fair value, or any sale, bid or asked price to be applied in determining the fair value of any asset owned or held by the Company or of any Shares; the number of Shares of any class or series of the Company; any matter relating to the acquisition, holding and disposition of any Property or other assets by the Company; the determination of any competing interests among the Company and its Affiliates; or any other matter relating to the business and affairs of the Company or required or permitted by applicable law, this Agreement or otherwise to be determined by the Manager.

Section 5.4. Exculpation, Indemnification, Advances and Insurance.

(a)	Subject to other applicable provisions of this Article V, to the fullest extent permitted by applicable law, the Indemnified Persons shall not be liable to the Company, any Subsidiary of the Company, any officer of the Company or a Subsidiary, or any Member or Beneficial Owner of any equity interest in any Subsidiary of the Company, for any acts or omissions by any of the Indemnified Persons arising from the exercise of their rights or performance of their duties and obligations in connection with the Company, this Agreement or any investment made or held by the Company, including with respect to any acts or omissions made while serving at the request of the Company as an officer, director, member, partner, tax matters partner, fiduciary or trustee of another Person or any employee benefit plan, other than such acts or omissions that have been determined in a final, non-appealable decision of a court of competent jurisdiction to constitute fraud or willful misconduct. The Indemnified Persons shall be indemnified by the Company to the fullest extent permitted by law, against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with the approval of the Company and counsel fees and disbursements on a solicitor and client basis) (collectively, “Expenses and Liabilities”) arising from the performance of any of their duties or obligations in connection with their service to the Company or this Agreement, or any investment made or held by the Company, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which any such Person may hereafter be made party by reason of being or having been a manager of the Company under Delaware law, a director, officer or agent of the Company or any Subsidiary of the Company, the Manager or the Property Manager, or an officer, director, member, partner, tax matters partner, fiduciary or trustee of another Person or any employee benefit plan at the request of the Company; provided that this indemnification shall not cover Expenses and Liabilities that arise out of the acts or omissions of any Indemnified Person that have been determined in a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to have resulted primarily from such Indemnified Person’s fraud or willful misconduct. Without limitation, the foregoing indemnity shall extend to any liability of any Indemnified Person, pursuant to a loan guaranty or otherwise, for any indebtedness of the Company or any Subsidiary of the Company (including any indebtedness which the Company or any Subsidiary of the Company has assumed or taken subject to), and the Manager (and its officers) are hereby authorized and empowered, on behalf of the Company, to enter into one or more indemnity agreements consistent with the provisions of this Section 5.4 in favor of any Indemnified Person having or potentially having liability for any such indebtedness. It is the intention of this Section 5.4(a) that the Company indemnify each Indemnified Person to the fullest extent permitted by law.

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(b)	The provisions of this Agreement, to the extent they restrict the duties and liabilities of an Indemnified Person otherwise existing at law or in equity are agreed by each Member to modify such duties and liabilities of the Indemnified Person to the extent permitted by law.

(c)	Any indemnification under this Section 5.4 (unless ordered by a court) shall be made by the Company unless the Manager determines in the specific case that indemnification of the Indemnified Person is either (i) not permitted by applicable law; or (b) not proper in the circumstances because such person has not met the applicable standard of conduct set forth in Section 5.4(a). Such determination shall be made in good faith by the Manager. To the extent, however, that an Indemnified Person has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such Indemnified Person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such Indemnified Person in connection therewith, notwithstanding an earlier determination by the Manager that the Indemnified Person had not met the applicable standard of conduct set forth in Section 5.4(a).

(d)	Notwithstanding any contrary determination in the specific case under Section 5.4(c), and notwithstanding the absence of any determination thereunder, any Indemnified Person may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 5.4(a). The basis of such indemnification by a court shall be a determination by such court that indemnification of the Indemnified Person is proper in the circumstances because such Indemnified Person has met the applicable standards of conduct set forth in Section 5.4(a). Neither a contrary determination in the specific case under Section 5.4(c) nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the Indemnified Person seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 5.4(d) shall be given to the Company promptly upon the filing of such application. If successful, in whole or in part, the Indemnified Person seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

(e)	To the fullest extent permitted by law, expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company as authorized in this Section 5.4.

(f)	The indemnification and advancement of expenses provided by or granted pursuant to this Section 5.4 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under this Agreement, or any other agreement, determination of the Manager, vote of Members or otherwise, and shall continue as to an Indemnified Person who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnified Person unless otherwise provided in a written agreement with such Indemnified Person or in the writing pursuant to which such Indemnified Person is indemnified, it being the policy of the Company that indemnification of the persons specified in Section 5.4(a) shall be made to the fullest extent permitted by law. The provisions of this Section 5.4 shall not be deemed to preclude the indemnification of any person who is not specified in Section 5.4(a) but whom the Company has the power or obligation to indemnify under the provisions of the Delaware Act.

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(g)	The Company may, but shall not be obligated to, purchase and maintain insurance on behalf of any Person entitled to indemnification under this Section 5.4 against any liability asserted against such Person and incurred by such Person in any capacity to which they are entitled to indemnification hereunder, or arising out of such Person’s status as such, whether or not the Company would have the power or the obligation to indemnify such Person against such liability under the provisions of this Section 5.4.

(h)	The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 5.4 shall, unless otherwise provided when authorized or ratified, shall inure to the benefit of the heirs, executors and administrators of any person entitled to indemnification under this Section 5.4.

(i)	The Company may, to the extent authorized from time to time by the Manager, provide rights to indemnification and to the advancement of expenses to employees and agents of the Company and to the employees and agents of any Company Subsidiary or Affiliate similar to those conferred in this Section 5.4 to Indemnified Persons.

(j)	If this Section 5.4 or any portion of this Section 5.4 shall be invalidated on any ground by a court of competent jurisdiction the Company shall nevertheless indemnify each Indemnified Person as to expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, proceeding or investigation, whether civil, criminal or administrative, including a grand jury proceeding or action or suit brought by or in the right of the Company, to the full extent permitted by any applicable portion of this Section 5.4 that shall not have been invalidated.

(k)	Each of the Indemnified Persons may, in the performance of his, her or its duties, consult with legal counsel and accountants, and any act or omission by such Person on behalf of the Company in furtherance of the interests of the Company in good faith in reliance upon, and in accordance with, the advice of such legal counsel or accountants will be full justification for any such act or omission, and such Person will be fully protected for such acts and omissions; provided that such legal counsel or accountants were selected with reasonable care by or on behalf of the Company.

(l)	An Indemnified Person shall not be denied indemnification in whole or in part under this Section 5.4 because the Indemnified Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(m)	Any liabilities which an Indemnified Person incurs as a result of acting on behalf of the Company (whether as a fiduciary or otherwise) in connection with the operation, administration or maintenance of an employee benefit plan or any related trust or funding mechanism (whether such liabilities are in the form of excise taxes assessed by the Internal Revenue Service, penalties assessed by the Department of Labor, restitutions to such a plan or trust or other funding mechanism or to a participant or beneficiary of such plan, trust or other funding mechanism, or otherwise) shall be treated as liabilities indemnifiable under this Section 5.4, to the maximum extent permitted by law.

(n)	The directors and officers of the Manager shall, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Company and on such information, opinions, reports or statements presented to the Company by any of the officers or employees of the Company or the Manager or by any other Person as to matters the director or officer of the Manager reasonably believes are within such other Person’s professional or expert competence.

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(o)	Any amendment, modification or repeal of this Section 5.4 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of or other rights of any Indemnified Person under this Section 5.4 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted and provided such Person became an Indemnified Person hereunder prior to such amendment, modification or repeal.

Section 5.5. Duties of the Manager and its Officers and Directors.

(a)	To the extent permitted by law, the Manager and its officers and directors shall only have the fiduciary duties and obligations provided for in this Agreement and all other duties and obligations are waived.

(b)	The Manager shall have the right to exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it thereunder either directly or by or through its duly authorized officers, and the Manager shall not be responsible for the misconduct or negligence on the part of any such officer duly appointed or duly authorized by the Manager in good faith.

Section 5.6. Standards of Conduct; Outside Activities. Notwithstanding anything to the contrary herein or under any applicable law, including, without limitation, Section 18-1101(c) of the Delaware Act, the Manager, in exercising its rights hereunder in its capacity as the manager of the Company, shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting the Company or any Members, and shall not be subject to any other or different standards imposed by this Agreement, any other agreement contemplated hereby, under the Delaware Act or under any other applicable law or in equity. To the maximum extent permitted by applicable law, the Manager shall not have any duty (including any fiduciary duty) to the Company, the Members or any other Person, including any fiduciary duty associated with self-dealing or corporate opportunities, all of which are hereby expressly waived; provided that this Section 5.6 shall not in any way reduce or otherwise limit the specific obligations of the Manager expressly provided in this Agreement or in any other agreement with the Company and such other obligations, if any, as are required by applicable laws. Notwithstanding the foregoing, nothing contained in this Section 5.6 or elsewhere in this Agreement shall constitute a waiver by any Member of any of its legal rights under applicable U.S. federal securities laws or any other laws whose applicability is not permitted to be contractually waived.

Furthermore, it shall be deemed not to be a breach of any duty (including any fiduciary duty) or any other obligation of any type whatsoever of the Manager or its officers and directors or Affiliates of the Manager or its officers and directors (other than any express obligation contained in any agreement to which such Person and the Company or any Subsidiary of the Company are parties) to engage in outside business interests and activities in preference to or to the exclusion of the Company or in direct competition with the Company; provided the Manager or such officer, director or Affiliate does not engage in such business or activity as a result of or using confidential information provided by or on behalf of the Company to the Manager or such officer, director or Affiliate. Neither the Manager nor its officers and directors shall have any obligation hereunder or as a result of any duty expressed or implied by law to present business opportunities to the Company that may become available to Affiliates of the Manager or its officers and directors and Manager and its Affiliates may allocate business opportunities to other funds managed or affiliated with Manager or its officers and directors.

Section 5.7. Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Company shall be entitled to assume that the Manager and any officer authorized by the Manager to act on behalf of and in the name of the Company has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Company and to enter into any authorized contracts on behalf of the Company, and such Person shall be entitled to deal with the Manager or any officer as if it were the Company’s sole party in interest, both legally and beneficially. Each Member hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the Manager or any officer in connection with any such dealing. In no event shall any Person dealing with the Manager or any of its officers or representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the Manager or any officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Company by the Manager or any officer or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Company and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Company.

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Section 5.8 Certain Conflicts of Interest. The Manager shall submit any Conflicts of Interest to the Investment Committee. The Investment Committee shall obtain reports, opinions or other information from independent third-parties that, in its discretion, it deems necessary or desirable, to assess the fairness to the Company of any transaction or action constituting a Conflict of Interest and the Investment Committee be fully protected in relying in good faith upon the records of the Company and on such information, opinions, reports presented to the Investment Committee as to matters the Investment Committee reasonably believes are within such other Person’s professional or expert competence. The resolution of any Conflict of Interest approved by the Investment Committee shall be conclusively deemed to be fair and reasonable to the Company and the Members and not a breach of any duty hereunder at law, in equity or otherwise.

Notwithstanding the above, the Manager may elect to have other transactions which may involve Conflicts of Interest subjected to review and approval by the Independent Representative.

Section 5.9. Fees Payable to the Manager or its Affiliates. The Manager or its Affiliates shall be entitled to receive the fees set forth in this Section 5.9 and any fees as may be specified in a Share Designation.  The Manager or its Affiliates, in their sole discretion may defer or waive any fee payable to it under this Agreement or any Share Designation. All or any portion of any deferred fees will be deferred without interest and paid when the Manager determines.

(a)	Acquisition Fees. Acquisition fee payable by the Company to the Manager or its Affiliates equal to 1.00% of the purchase price to acquire real estate related assets.

(b)	Exit Fee. A fee payable to the Manager or its Affiliates by the Company equal to 1.00% of the gross proceeds from the sale of an asset held by the Company.

Section 5.10. Reimbursement of Expenses. The Company shall pay or reimburse the Manager and its Affiliates (unless such reimbursement is waived by the Manager in its sole discretion) for the following:

(a)	Formation Expenses. All third party charges and out-of-pocket costs and expenses (collectively, “Formation Expenses”) incurred by the Company, the Manager and its Affiliates in connection with the formation of the Company, the offering of Shares, and the admission of investors in the Company, including, without limitation, placement agent fees or commissions, travel, legal, accounting, filing, marketing and advertising and all other expenses incurred in connection with the offer and sale of interests in the Company.

(b)	Operating Expenses. All third party charges and out-of-pocket costs and expenses incurred by the Manager or its Affiliate that are related to the operations of the Company, including, without limitation, those related to (i) forming and operating Subsidiaries, (ii) the investigation of investment opportunities, whether or not consummated, and whether incurred before or after the formation of the Company, (iii) the acquisition, ownership, management, financing, hedging of interest rates on financings, or sale of investments, (iv) meetings with or reporting to Members, (v) accounting, auditing, research, consulting, tax return preparation, financial reporting, and legal services, risk management services and insurance, including without limitation to protect the Company, the Manager, its Affiliates, and Members in connection with the performance of activities related to Company, (vi) the Company’s indemnification of the Indemnified Parties pursuant to this Agreement, (vii) litigation, (viii) borrowings of the Company, (ix) liquidating the Company, (x) any taxes, fees or other governmental charges levied against the Company and all expenses incurred in connection with any tax audit, investigation, settlement or review of the Company, including, without limitation, license fees, fees associated with SEC reporting requirements, and Delaware taxes and filing fees, (xi) travel costs associated with investigating and evaluating investment opportunities (whether or not consummated) or making, monitoring, managing or disposing of investments, and (xii) the costs of any third parties retained to provide services to Company, including without limitation, administration fees and the fees for services of any Independent Representative.

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The Company shall not be required to pay, and the Manager shall not be entitled to reimbursement for, (i) ordinary and usual office overhead expenses of the Manager or any of its Affiliates (including rent, etc.), (ii) salaries or other compensation of the employees of the Manager or any of its Affiliates, or (iii) expenses of the Manager’s or any of its Affiliate’s registration as an investment adviser or other compliance with the Investment Advisers Act of 1940, as amended, or any corresponding state law. It is acknowledged that, concurrently with the formation of the Company, the Manager may form other investment vehicles that will have similar investment strategies to the Company. Formation Expenses of the Company and corresponding expenses relating to such vehicles shall be allocated among the Company and such vehicles in such manner as the Manager deems equitable. Generally, expenses that relate to a particular investment will be borne by the investment vehicle directly making that investment so that other participating investment vehicles bear their pro rata shares, although the Manager may allocate them pro rata among such entities.

Generally, expenses that relate only to a particular investment vehicle shall be allocated to such investment vehicle. Each Member other than Affiliates of the Manager shall be solely responsible for all costs and expenses incurred by such Member in considering and maintaining an investment in the Company, including any legal, accounting, advisory or other costs.

(c)	Timing of Reimbursement Payments. Costs and expenses, including Formation Expenses and Operating Expenses, incurred by the Manager on behalf of the Company or its subsidiaries shall be reimbursed in cash monthly to the Manager within five (5) Business Days of receipt by the Company from the Manager of a statement of such costs and expenses. In the event that the Company does not has sufficient funds to reimburse the Manager in a timely manner in accordance with the preceding sentence, the Manager, in its sole discretion, may impose a reasonable rate of interest (a rate no less than the Applicable Federal Rate (as defined in the Code)) on any such overdue costs and expenses from the day following the last of the five (5) Business Days referred to above until such amounts have been paid in full.

Section 5.11. Appointment of the Property Manager. The Manager exercises ultimate authority over the assets of the Company, including any Property. Pursuant to Section 5.1, the Manager has the right to delegate its responsibilities under this Agreement in respect of the management of the Properties. The Manager has agreed on behalf of the Company to appoint a Property Manager to manage the Company’s Properties on a discretionary basis, and to exercise, to the exclusion of the Manager (but under the supervision and authority of the Manager), all the powers, rights and discretions conferred on the Manager in respect of the Properties of the Company and the Manager on behalf of the Company will enter into a Property Management Agreement pursuant to which the Property Manager is formally appointed to manage the Properties. The consideration payable to the Property Manager for managing the Properties will be the Property Management Fee.

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ARTICLE VI

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 6.1. Records and Accounting. The Manager shall keep or cause to be kept at the principal office of the Company appropriate books and records with respect to the business of the Company, including all books and records necessary to provide to the Members any information required to be provided pursuant to this Agreement. Any books and records maintained by or on behalf of the Company in the regular course of its business, including the record of the Members, books of account and records of Company proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Company shall be maintained, for tax and financial reporting purposes, on an accrual basis in accordance with U.S. GAAP. Each Member shall only be entitled to obtain from the Company such Company information that is reasonably related to such Member’s interest as a member of the Company; provided, that the Manager shall be entitled to keep confidential from any Member, for a period of time as deemed reasonable by the Manager, any information that the Manager believes to be in the nature of trade secrets or other information the disclosure of which the Manager believes is not in the best interest of the Company or could damage the Company or its business or information which the Company is required by law or by agreement with a third party to keep confidential. Any costs and expenses incurred by the Company in providing any information to a Member pursuant to this Section 6.1 shall be paid to the Company by such requesting Member.

Section 6.2. Fiscal Year. The fiscal year of the Company for tax and financial reporting purposes shall be a calendar year ending December 31.

Section 6.3. Reports. The Manager shall cause the Company to prepare an annual report and deliver it to Members within 120 days after the end of each fiscal year. Such requirement may be satisfied by the Company through any annual reports otherwise required to be publicly filed by the Company pursuant to applicable securities laws.

ARTICLE VII

TAX MATTERS

Section 7.1. Tax Matters. It is intended that the Company will elect to be treated as a corporation. The Manager shall cause the Company to make an election on IRS Form 8832 to be treated as an association taxable as a corporation under Subchapter C of the Code and not as a partnership under Subchapter K of the Code. The Manager shall be the “tax matters representative” of the Company pursuant to Section 6223(a) of the Code (the “Tax Matters Representative”). The Tax Matters Representative shall have the power to file tax returns for the Company, and to manage and control on behalf of the Company any administrative proceeding with the Internal Revenue Service relating to the determination of any item of the Company’s income, gain, loss, deduction, or credit for Federal income tax purposes. In addition, the Tax Matters Representative shall be authorized and required to represent the Company (at the expense of the Company) in connection with all examinations of the affairs of the Company by any federal, state or local tax authorities, including any resulting administrative and judicial proceedings, and to expend funds of the Company and Series for professional services and costs associated therewith. The Tax Matters Representative shall provide all Members with notices of all such proceedings and other information as required by law. The Tax Matters Representative shall keep the Members timely informed of his or her activities under this Section. The Tax Matters Representative may prepare and file protests or other appropriate responses to such audits. The Tax Matters Representative shall select counsel to represent the Company in connection with any audit conducted by the Internal Revenue Service or by any state or local authority. All costs incurred in connection with the foregoing activities, including legal and accounting costs, shall be borne by the Company. Each Member agrees to cooperate with the Tax Matters Representative and to do or refrain from doing any or all things reasonably required by the Tax Matters Representative in connection with the conduct of all such proceedings.

Section 7.2 Qualifying and Maintaining Qualification as a REIT. If the manager determines to cause the Company to elect to qualify as a REIT and until the Restriction Termination Date (as defined in Article XIII), the Manager and its officers shall take such action from time to time as the Manager determines is necessary or appropriate in order to maintain the Company’s qualification as a REIT; provided, however, if the Manager determines that it is no longer in the best interests of the Company to continue to be qualified as a REIT, the Manager may authorize the Company to revoke or otherwise terminate its REIT election pursuant to Section 856(g) of the Code.

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ARTICLE VIII

DISSOLUTION, TERMINATION AND LIQUIDATION

Section 8.1. Dissolution and Termination. The Company shall not be dissolved by the admission of Substitute Members or Additional Members. The Company shall dissolve, and its affairs shall be wound up, upon:

(a)	an election to dissolve the Company by the Manager (or, if the Manager has been removed for “cause” pursuant to Section 5.2, an election to dissolve the Company by an affirmative vote of the holders of not less than a majority of the Shares then Outstanding entitled to vote thereon);

(b)	the sale, exchange or other disposition of all or substantially all of the assets and properties of the Company;

(c)	the entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Delaware Act; or

(d)	at any time that there are no members of the Company, unless the business of the Company is continued in accordance with the Delaware Act.

Section 8.2. Liquidator. Upon dissolution of the Company, the Manager shall select one or more Persons to act as Liquidator.

In the case of a dissolution of the Company, (i) the Liquidator (if other than the Manager) shall be entitled to receive such compensation for its services as may be separately approved by the affirmative vote of the holders of not less than a majority of the Shares then Outstanding entitled to vote on such liquidation; (ii) the Liquidator (if other than the Manager) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal separately approved by the affirmative vote of the holders of not less than a majority of the Shares then Outstanding entitled to vote on such liquidation; (iii) upon dissolution, death, incapacity, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be separately approved by the affirmative vote of the holders of not less than a majority of the Shares then Outstanding entitled to vote on such liquidation. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article VIII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the Manager and its officers under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Company as provided for herein. In the case of a termination of the Company, other than in connection with a dissolution of the Company, the Manager shall act as Liquidator.

Section 8.3. Liquidation of the Company. In connection with the liquidation of the Company, the Liquidator shall proceed to dispose of the Company’s assets, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Sections 18-215 and 18-804 of the Delaware Act, the terms of any Share Designation (if any) and the following:

(a)	Subject to Section 8.3(c), the assets may be disposed of by public or private sale or by distribution in kind to one or more Members on such terms as the Liquidator and such Member or Members may agree. If any property is distributed in kind, the Member receiving the property shall be deemed for purposes of Section 8.3(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Members. Notwithstanding anything to the contrary contained in this Agreement and subject to Section 8.3(c), the Members understand and acknowledge that a Member may be compelled to accept a distribution of any asset in kind from the Company despite the fact that the percentage of the asset distributed to such Member exceeds the percentage of that asset which is equal to the percentage in which such Member shares in distributions from the Company. The Liquidator may defer liquidation or distribution of the Company’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the assets would be impractical or would cause undue loss to the Members. The Liquidator may distribute the Company’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Members.

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(b)	Liabilities of the Company include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 8.2) and amounts to Members otherwise than in respect of their distribution rights under Article IV. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be applied to other liabilities or distributed as additional liquidation proceeds.

(c)	Subject to the terms of any Share Designation (including, without limitation, the preferential rights, if any, of holders of any other class of Shares of the Company), all property and all cash in excess of that required to discharge liabilities as provided in Section 8.3(b) shall be distributed to the holders of the Shares of the Company on an equal per-Share and per-Class basis.

Section 8.4. Cancellation of Certificate of Formation. Upon the completion of the distribution of Company cash and property in connection the dissolution of the Company, the Certificate of Formation and all qualifications of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Company shall be taken.

Section 8.5. Return of Contributions. Neither the Sponsor, the Manager, nor any of their officers, directors or Affiliates will be personally liable for, or have any obligation to contribute or loan any monies or property to the Company to enable it to effectuate, the return of the Capital Contributions of the Members, or any portion thereof, it being expressly understood that any such return shall be made solely from Company assets.

Section 8.6. Waiver of Partition. To the maximum extent permitted by law, each Member hereby waives any right to partition of the Company property.

ARTICLE IX

AMENDMENT OF AGREEMENT

Section 9.1. General. Except as provided in Section 9.2, Section 9.4, or in any Share Designation, if any, this Agreement may be amended from time to time by the Manager in its sole discretion; provided, however, that such amendment shall also require the affirmative vote or consent of the Manager and the holders of a majority of the then issued and Outstanding Shares if such amendment (i) affects the Members disproportionately or (ii) materially and adversely affects the rights of the Members. If the Manager desires to amend any provision of this Agreement in a manner that would require the vote or written consent of Members, then it shall first adopt a resolution setting forth the amendment proposed, declaring its advisability, and then (i) call a special meeting of the Members entitled to vote in respect thereof for the consideration of such amendment or (ii) seek the written consent of the Members in accordance with Section 11.6. Amendments to this Agreement may be proposed only by or with the written consent of the Manager. Such special meeting shall be called and held upon notice in accordance with Article XI of this Agreement. The notice shall set forth such amendment in full or a brief summary of the changes to be effected thereby, as the Manager shall deem advisable. At the meeting, a vote of Members entitled to vote thereon shall be taken for and against the proposed amendment. A proposed amendment shall be effective upon its approval by the affirmative vote of the holders of not less than a majority- in-interest of the Shares of the Company then Outstanding, voting together as a single class, unless a greater percentage is required under this Agreement or by Delaware law.

Section 9.2. Super-Majority Amendments. Notwithstanding Section 9.1, any alteration or amendment to this Section 9.2 or Section 5.2, will require the affirmative vote or written consent of the Manager and the holders of Outstanding Shares of the Company representing at least two-thirds of the total votes that may be cast by all such Outstanding Shares, voting together as a single class.

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Section 9.3. Amendments to be Adopted Solely by the Manager. Without in any way limiting Section 9.1, the Manager, without the approval of any Member, may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect the following (and any such amendment shall not be deemed to either affect the Members disproportionately or materially and adversely affect the rights of the Members):

(a)	a change in the name of the Company, the location of the principal place of business of the Company, the registered agent of the Company or the registered office of the Company;

(b)	the admission, substitution, withdrawal or removal of Members in accordance with this Agreement;

(c)	a change that the Manager determines to be necessary or appropriate to qualify or continue the qualification of the Company as a limited liability company under the laws of any state, to maintain the tax status of the company or, if applicable, to ensure that the Company qualifies as a REIT for U.S. federal income tax purposes;

(d)	a change that, in the sole discretion of the Manager, it determines (i) does not adversely affect the Members (including adversely affecting the holders of any particular class or series of Shares as compared to other holders of other classes or series of Shares, if any classes or series are established) in any material respect, (ii) to be necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act), (iii) to be necessary, desirable or appropriate to facilitate the trading of the Shares or comply with any rule, regulation, guideline or requirement of any national securities exchange on which Shares may be listed for trading, compliance with any of which the Manager deems to be in the best interests of the Company and the Members, (iv) to be necessary or appropriate in connection with action taken by the Manager pursuant to Section 3.6, or (v) is required to effect the intent expressed in any Offering Document or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e)	a change in the fiscal year or taxable year of the Company and any other changes that the Manager determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Company;

(f)	an amendment that the Manager determines, based on the advice of counsel, to be necessary or appropriate to prevent the Company, the Manager, the Sponsor or their officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under ERISA, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g)	an amendment that the Manager determines to be necessary or appropriate in connection with the issuance of any additional Common Shares, the authorization, establishment, creation or issuance of any class or series of Shares (including, without limitation, any class or series of Preferred Shares issued in connection with the Company’s qualification as a REIT for U.S. federal income tax purposes) and the admission of Additional Members;

(h)	an amendment that the Manager determines to be necessary or appropriate to reflect and account for the formation by the Company of, or investment by the Company in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Company of activities permitted by the terms of Section 2.4;

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(i)	an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 10.2;

(j)	a merger, conversion or conveyance pursuant to Section 10.2;

(k)	a Roll-Up Transaction pursuant to Section 10.6 (unless Member approval is required in such situation by law or regulations); and

(l)	any other amendments substantially similar to the foregoing or any other amendment expressly permitted in this Agreement to be made by the Manager acting alone.

Section 9.4. Certain Amendment Requirements.

(a)	Notwithstanding the provisions of Section 9.1 and Section 9.3, no provision of this Agreement that establishes a percentage of Outstanding Shares required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the affirmative vote of holders of Outstanding Shares whose aggregate Outstanding Shares constitute not less than the voting requirement sought to be reduced.

(b)	Notwithstanding the provisions of Section 9.1 and Section 9.3, but subject to Section 9.2, no amendment to this Agreement may (i) enlarge the obligations of any Member without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 9.3(c), (ii) change Section 8.1(a), (iii) change the term of the Company or, (iv) except as set forth in Section 8.1(a), give any Person the right to dissolve the Company.

ARTICLE X

MERGER, CONSOLIDATION OR CONVERSION

Section 10.1. Authority. The Company may merge or consolidate with one or more limited liability companies or “other business entities” as defined in Section 18-209 of the Delaware Act, or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article X.

Section 10.2. Procedure for Merger, Consolidation or Conversion. A merger, consolidation or conversion of the Company pursuant to this Article X requires solely the prior written approval of the Manager, and notwithstanding any other provision of this Agreement, no consent, vote or approval of any Member shall be required for any such merger, consolidation or conversion.

(a)	If the Manager shall determine to consent to the merger or consolidation, the Manager shall approve the Merger Agreement, which shall set forth:

(i)	the names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

(ii)	the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(iii)	the terms and conditions of the proposed merger or consolidation;

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(iv)	the manner and basis of exchanging or converting the rights or securities of, or interests in, each constituent business entity for, or into, cash, property, rights, or securities of or interests in, the Surviving Business Entity; and if any rights or securities of, or interests in, any constituent business entity are not to be exchanged or converted solely for, or into, cash, property, rights, or securities of or interests in, the Surviving Business Entity, the cash, property, rights, or securities of or interests in, any limited liability company or other business entity which the holders of such rights, securities or interests are to receive, if any;

(v)	a statement of any changes in the constituent documents or the adoption of new constituent documents (the certificate of formation or limited liability company agreement, articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi)	the effective time of the merger or consolidation, which may be the date of the filing of the certificate of merger or consolidation pursuant to Section 10.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger or consolidation is to be later than the date of the filing of the certificate of merger or consolidation, the effective time shall be fixed no later than the time of the filing of the certificate of merger or consolidation or the time stated therein); and

(vii)	such other provisions with respect to the proposed merger or consolidation that the Manager determines to be necessary or appropriate.

(b)	If the Manager shall determine to consent to the conversion, the Manager may approve and adopt a written Plan of Conversion containing such terms and conditions that the Manager determines to be necessary or appropriate.

(c)	The Members hereby acknowledge and agree that they shall have no right or opportunity to approve a merger, consolidation, conversion, sale of substantially all assets or other significant transaction involving the Company authorized and approved by the Manager, unless required by applicable laws or regulations.

Section 10.3. No Dissenters’ Rights of Appraisal. Members are not entitled to dissenters’ rights of appraisal in the event of a merger, consolidation or conversion pursuant to this Article X, a sale of all or substantially all of the assets of all the Company or the Company’s Subsidiaries, or any other similar transaction or event.

Section 10.4. Certificate of Merger or Conversion. Upon the required approval by the Manager of a Merger Agreement or a Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

Section 10.5. Effect of Merger. At the effective time of the certificate of merger:

(a)	all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity to the extent they were of each constituent business entity.

(b)	the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(c)	all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

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(d)	all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

Section 10.6. Roll-Up Transaction or Public Listing. The Manager may at any time in its discretion cause the Company to:

(a)	enter into a transaction or series of related transactions designed to cause all or a portion of the Company’s assets and properties to be sold, transferred or contributed to, or convert the Company into, one or more alternative vehicles, through consolidation(s), merger(s) or other similar transaction(s) with other companies, some of which may be managed by the Manager, the Sponsor or its Affiliates (a “Roll-Up Transaction”); or

(b)	list the Company’s Shares (or securities issued in connection with any Roll-Up Transaction vehicle) on a national securities exchange.

In connection with a Roll-Up Transaction, Members may receive from the Roll-Up Transaction vehicle cash, stock, securities or other interests or assets of such vehicle, on such terms as the Manager deems fair and reasonable; provided, however, that the Manager shall be required to obtain approval of Members holding a majority of the Outstanding Common Shares if required by applicable laws or regulations. Any cash, stock, securities or other interests or assets received by the Company in a Roll-Up Transaction may be distributed to the Members in liquidation of their interests in the Company.

ARTICLE XI MEMBERS’ VOTING POWERS AND MEETING

Section 11.1. Voting. Each Class of Shares shall entitle the Record Holders thereof to one vote per Share on any and all matters submitted to the consent or approval of Members of such Class generally. Except as otherwise provided in this Agreement or as otherwise required by law, the affirmative vote of the holders of not less than a majority of the Shares then Outstanding for the Class shall be required for all such other matters as the Manager, in its sole discretion, determines shall require the approval of the holders of the Outstanding Shares of a Class of Shares.

Section 11.2. Voting Powers. The holders of Outstanding Shares shall have the power to vote only with respect to such matters, if any, as may be required by this Agreement or the requirements of applicable regulatory agencies, if any. Outstanding Shares may be voted in person or by proxy. A proxy with respect to Outstanding Shares, held in the name of two or more Persons, shall be valid if executed by any one of them unless at or prior to exercise of the proxy the Company receives a specific written notice to the contrary from any one of them. A proxy purporting to be executed by or on behalf of a Member shall be deemed valid unless challenged at or prior to its exercise and the burden of proving invalidity shall rest on the challenger.

Section 11.3. Meetings. No annual or regular meeting of Members is required. Special meetings of Members may be called by the Manager from time to time for the purpose of taking action upon any matter requiring the vote or authority of the Members as herein provided or upon any other matter deemed by the Manager to be necessary or desirable. Written notice of any meeting of Members shall be given or caused to be given by the Manager in any form and at any time before the meeting as the Manager deems appropriate. Any Member may prospectively or retroactively waive the receipt of notice of a meeting.

Section 11.4. Record Dates. For the purpose of determining the Members who are entitled to vote or act at any meeting or any adjournment thereof, or who are entitled to participate in any distribution, or for the purpose of any other action, the Manager may from time to time close the transfer books for such period, not exceeding thirty (30) days (except at or in connection with the dissolution of the Company), as the Manager may determine; or without closing the transfer books the Manager may fix a date and time not more than ninety (90) days prior to the date of any meeting of Members or other action as the date and time of record for the determination of Members entitled to vote at such meeting or any adjournment thereof or to be treated as Members of record for purposes of such other action, and any Member who was a Member at the date and time so fixed shall be entitled to vote at such meeting or any adjournment thereof or to be treated as a Member of record for purposes of such other action, even though he or she has since that date and time disposed of his or her Shares, and no Member becoming such after that date and time shall be so entitled to vote at such meeting or any adjournment thereof or to be treated as a Member of record for purposes of such other action.

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Section 11.5. Quorum and Required Vote. The holders of a majority of the Shares entitled to vote on any matter shall be a quorum for the transaction of business at a Members’ meeting, but twenty-five percent (25%) shall be sufficient for adjournments. Any adjourned session or sessions may be held, within a reasonable time after the date set for the original meeting without the necessity of further notice. A majority of the Shares entitled to vote on any matter voted at a meeting at which a quorum is present shall decide any matters presented at the meeting, except when a different vote is required or permitted by any express provision of this Agreement.

Section 11.6. Action by Written Consent. Any action taken by Members may be taken without a meeting if Members entitled to cast a sufficient number of votes to approve the matter as required by statute or this Agreement, as the case may be, consent to the action in writing or by electronic consents. Such written or transmitted consents shall be filed with the records of the meetings of Members. Such consent shall be treated for all purposes as a vote taken at a meeting of Members and shall bind all Members and their successors or assigns.

Section 11.7. Classes and Series. The references in this Article XI to meetings, quorum, voting and actions by written consent (and any related matters) of Members shall be understood to apply separately to individual classes or series of Members where the context requires.

ARTICLE XII GENERAL PROVISIONS

Section 12.1. Addresses and Notices. Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Member under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail, electronic mail or by other means of written communication to the Member at the address described below. Any notice, payment or report to be given or made to a Member hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Shares at his or her address (including email address) as shown on the records of the Company (or the Transfer Agent, if any), regardless of any claim of any Person who may have an interest in such Shares by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 12.1 executed by the Company, the Transfer Agent (if any) or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Company (or the Transfer Agent, if any) is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, or is returned by the email server with a message indicating that the email server is unable to deliver the email, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing or emailing (until such time as such Record Holder or another Person notifies the Company (or the Transfer Agent, if any) of a change in his address (including email address)) if they are available for the Member at the principal office of the Company for a period of one year from the date of the giving or making of such notice, payment or report to the other Members. Any notice to the Company shall be deemed given if received by the Manager at the principal office of the Company designated pursuant to Section 2.3 or at the Company’s principal email address for Member communications, Investors@GB8Residential.com. The Manager and its officers may rely and shall be protected in relying on any notice or other document from a Member or other Person if believed by it to be genuine.

Section 12.2. Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement. In particular, each Member agrees to provide any information that the Manager deems necessary or desirable to obtain in order to comply with the Corporate Transparency Act, if the Company is required to or determines to make a filing under the Corporate Transparency Act.

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Section 12.3. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 12.4. Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 12.5. Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company.

Section 12.6. Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 12.7. Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Share, upon the execution of the subscription documents of such Share, and the acceptance of such subscription by the Manager.

Section 12.8. Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflict of laws. Each Member (i) irrevocably submits to the non-exclusive jurisdiction and venue of any Delaware state court or U.S. federal court sitting in Wilmington, Delaware in any action arising out of this Agreement and (ii) consents to the service of process by mail. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.

Section 12.9. Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 12.10. Consent of Members. Each Member hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Members, such action may be so taken upon the concurrence of less than all of the Members and each Member shall be bound by the results of such action.

Section 12.11. Facsimile and Electronic Signatures. The use of facsimile or other electronic signatures affixed in the name and on behalf of the Transfer Agent, if any, on certificates or other documents (if uncertificated) representing Shares is expressly permitted by this Agreement.

ARTICLE XIII

RESTRICTIONS ON TRANSFER AND OWNERSHIP OF SHARES

Section 13.1. Definitions. For the purpose of this Article XIII, the following terms shall have the following meanings:

“Aggregate Ownership Limit” shall mean not more than 9.8 percent (in value or in number of shares, whichever is more restrictive) of the aggregate of the Outstanding Shares, or such other percentage determined by the Manager in accordance with Section 13.9.

“Beneficial Ownership” shall mean ownership of Shares by a Person, whether the interest in the Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Sections 856(h)(1) and/or 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code, provided, however, that in determining the number of Shares Beneficially Owned by a Person, no Share shall be counted more than once. Whenever a Person Beneficially Owns Shares that are not actually outstanding (e.g., shares issuable upon the exercise of an option or the conversion of a convertible security) (“Option Shares”), then, whenever this Agreement requires a determination of the percentage of Outstanding Shares Beneficially Owned by such Person, the Option Shares Beneficially Owned by such Person shall also be deemed to be Outstanding. The terms “Beneficial Owner”, “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

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“Charitable Beneficiary” shall initially mean the American Red Cross until such time as the Company designates one or more other beneficiaries of the Trust as determined pursuant to Section 13.11(f); provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

“Class Ownership Limit” shall mean not more than 9.8 percent (in value or in number of shares, whichever is more restrictive) of the aggregate of the Outstanding Shares of any class, or such other percentage determined by the Manager in accordance with Section 13.9.

“Constructive Ownership” shall mean ownership of Shares by a Person, whether the interest in the Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner”, “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

“Excepted Holder” shall mean a Person for whom an Excepted Holder Limit is created by this Agreement or by the Manager pursuant to Section 13.8.

“Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with any requirements established by the Manager pursuant to Section 13.8 and subject to adjustment pursuant to Section 13.8, the percentage limit established by the Manager pursuant to Section 13.8.

“Initial Date” shall mean the date of the closing of the Initial Offering of the Company.

“Initial Offering” shall mean the first issuance and sale for cash of Shares of the Company to any Person other than an Affiliate of the Company pursuant to (i) a public offering registered under the Securities Act or (ii) a private offering or offering qualified, as applicable, in accordance with Rule 144A, Regulation A, Regulation D or Regulation S of the Securities Act.

“Non-Transfer Event” shall mean any event or other changes in circumstances other than a purported Transfer, including, without limitation, any change in the value of any Shares.

“One Hundred Shareholders Date” means the first day on which Shares are beneficially owned by 100 or more Persons within the meaning of Section 856(a)(5) of the Code.

“Ownership Limits” means the Aggregate Share Ownership Limit and the Class Ownership Limit.

“Person” shall mean, solely for the purposes of this Article XIII, an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act and a group to which an Excepted Holder Limit applies.

“Prohibited Owner” shall mean with respect to any purported Transfer or Non-Transfer Event, any Person who, but for the provisions of Section 13.2, would Beneficially Own or Constructively Own Shares and, if appropriate in the context, shall also mean any Person who would have been the Record Holder of the Shares that the Prohibited Owner would have so owned.

“Restriction Termination Date” means the first day after the REIT Date on which the Manager determines in accordance with Section 7.1 that it is no longer in the best interests of the Company to continue to qualify as a REIT or that compliance with any of the restriction and limitations on Beneficial Ownership, Constructive Ownership and Transfers of Shares set forth in this Article XIII is no longer required in order for the Company to qualify as a REIT.

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“Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire or change its Beneficial Ownership or Constructive Ownership of Shares or the right to vote or receive distributions on Shares, or any agreement to take any such actions or cause any such events, including (a) the granting or exercise of any option (or any disposition of any option) or entering into any agreement for the sale, transfer or other disposition of Shares (or of Beneficial Ownership or Constructive Ownership of Shares), (b) any disposition of any securities or rights convertible into or exchangeable for Shares or any interest in Shares or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

“Trust” shall mean any trust provided for in Section 13.11(a).

“Trustee” shall mean the Person that is unaffiliated with the Company or any Prohibited Owner, that is a “United States person” within the meaning of Section 7701(a)(30) of the Code and is appointed by the Company to serve as trustee of the Trust.

Section 13.2. Ownership Limitations. The provisions of this Article XIII shall be applicable as if the Company was a REIT, even if the Manager has not elected to have the Company qualify as a REIT, and shall remain in full force and effect until prior to the Restriction Termination Date:

(a)	Basic Restrictions.

(i)	(1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Shares in excess of the Aggregate Ownership Limit , (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Shares of any class in excess of the Class Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own Shares in excess of the Excepted Holder Limit for such Excepted Holder.

(ii)	(1) No Person shall Beneficially Own or Constructively Own Shares to the extent that such Beneficial Ownership or Constructive Ownership of Shares would result in the Company being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year, unless otherwise allowed under Section 13.8(e)), and (2) no Person shall Beneficially Own or Constructively Own Shares to the extent that such Beneficial Ownership or Constructive Ownership of Shares would result in the Company otherwise failing to qualify as a REIT (including, but not limited to, Beneficial Ownership or Constructive Ownership that (A) would result in the Company owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code or (B) would cause any income of the Company that would otherwise qualify as “rents from real property” for purposes of Section 856(d) of the Code to fail to qualify as such (including, but not limited to, as a result of causing any entity that the Company intends to treat as an “eligible independent contractor” within the meaning of Section 856(d)(9)(A) of the Code to fail to qualify as such), in either case causing the Company to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

(iii)	During the period commencing on the One Hundred Shareholders Date, any Transfer of Shares that, if effective, would result in the Shares being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall, to the fullest extent permitted by law, be void ab initio, and the intended transferee shall acquire no rights in such Shares.

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(b)	Transfer in Trust. If any Transfer of Shares or Non-Transfer Event occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Shares in violation of Section 13.2(a)(i) or (ii).

(i)	then that number of Shares the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 13.2(a)(i) or (ii) (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 13.11, effective as of the close of business on the Business Day prior to the date of such Transfer or Non-Transfer Event, and such Person (or, if different, the direct or beneficial owner of such Shares) shall acquire no rights in such Shares (and shall be divested of its rights in such Shares); or

(ii)	if the transfer to the Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 13.2(a)(i) or (ii), then the Transfer of that number of Shares that otherwise would cause any Person to violate Section 13.2(a)(i) or (ii) shall, to the fullest extent permitted by law, be void ab initio, and the intended transferee shall acquire no rights in such Shares .

Section 13.3. Remedies for Breach. If the Manager shall at any time determine in good faith that a Transfer or Non-Transfer Event has taken place that results in a violation of Section 13.2 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Shares in violation of Section 13.2 (whether or not such violation is intended), the Manager shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or Non-Transfer Event or otherwise prevent such violation, including, without limitation, causing the Company to redeem shares, refusing to give effect to such Transfer or Non-Transfer Event on the books of the Company or instituting proceedings to enjoin such Transfer or Non- Transfer Event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 13.2 (or Non-Transfer Event that results in a violation of Section 13.2) shall automatically result in the transfer to the Trust described above, and, where applicable, such Transfer (or Non-Transfer Event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Manager. Nothing herein shall limit the ability of the Manager to grant a waiver as may be permitted under Section 13.8.

Section 13.4. Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Shares that will or may violate Section 13.2(a) or any Person who would have owned Shares that resulted in a transfer to the Trust pursuant to the provisions of Section 13.2(b) shall immediately give written notice to the Company of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Company such other information as the Company may request in order to determine the effect, if any, of such Transfer or Non-Transfer Event on the Company’s qualification as a REIT.

Section 13.5. Owners Required To Provide Information. From the Initial Date and prior to the Restriction Termination Date:

(a)	every owner of five percent (5%) or more (or such lower percentage as required by the Code or the U.S. Treasury Department regulations promulgated thereunder) of the Outstanding Shares, upon request following the end of each taxable year, shall give written notice to the Company stating the name and address of such owner, the number of Shares of each class and series Beneficially Owned and a description of the manner in which such Shares are held. Each such owner shall promptly provide to the Company in writing such additional information as the Company may request in order to determine the effect, if any, of such Beneficial Ownership on the Company’s qualification as a REIT and to ensure compliance with the Ownership Limits; and

(b)	each Person who is a Beneficial Owner or Constructive Owner of Shares and each Person (including the Member of record) who is holding Shares for a Beneficial Owner or Constructive Owner shall promptly provide to the Company in writing such information as the Company may request, in good faith, in order to determine the Company’s qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

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Section 13.6. Remedies Not Limited. Subject to Section 7.1, nothing contained in this Article XIII shall limit the authority of the Manager to take such other action as it deems necessary or advisable to protect the Company and the interests of the Members in preserving the Company’s qualification as a REIT.

Section 13.7. Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article XIII, the Manager shall have the power to determine the application of the provisions of this Article XIII with respect to any situation based on the facts known to it. In the event Article XIII requires an action by the Manager and this Agreement fails to provide specific guidance with respect to such action, the Manager shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article XIII. Absent a decision to the contrary by the Manager (which the Manager may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 13.3) acquired or retained Beneficial Ownership or Constructive Ownership of Shares in violation of Section 13.2, such remedies (as applicable) shall apply first to the Shares which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such Shares based upon the relative number of the Shares held by each such Person.

Section 13.8. Exceptions.

(a)	Subject to Section 13.2(a)(ii), the Manager, in its sole discretion, may exempt (prospectively or retroactively) a Person from the Aggregate Ownership Limit and/or the Class Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if the Manager determines, based on such representations and undertakings as it may require, that:

(i)	subject to Section 13.8(e), such exemption will not cause the Beneficial Ownership or Constructive Ownership of Shares of the Company of any individual (as defined in Section 542(a)(2) of the Code as modified by Section 856(h)(3) of the Code) to violate Section 13.2(a)(ii); and

(ii)	such Person does not and will not Constructively own an interest in a tenant (or a tenant of any entity owned or controlled by the Company) that would cause the Company to own, actually or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant (for this purpose, a tenant from whom the Company (or an entity owned or controlled by the Company) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Manager, rent from such tenant would not adversely affect the Company’s ability to qualify as a REIT shall not be treated as a tenant of the Company).

(b)	Prior to granting any exception pursuant to Section 13.8(a), the Manager may require a ruling from the Internal Revenue Service, or an Opinion of Counsel, in either case in form and substance satisfactory to the Manager in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Company’s qualification as a REIT. Notwithstanding the receipt of any ruling or opinion, the Manager may impose such conditions or restrictions as it deems appropriate in connection with granting such exception or waiver or creating any Excepted Holder Limit.

(c)	Subject to Section 13.2(a)(ii), an underwriter which participates in a public offering or a private placement of Shares (or securities convertible into or exchangeable for Shares) may Beneficially Own or Constructively Own Shares (or securities convertible into or exchangeable for Shares) in excess of the Aggregate Ownership Limit, Class Ownership Limit or both such Ownership Limits, but only to the extent necessary to facilitate such public offering or private placement.

(d)	The Manager may only reduce the Excepted Holder Limit for an Excepted Holder:

(i)	with the written consent of such Excepted Holder at any time, or

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(ii)	pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Aggregate Ownership Limit.

(e)	Subject to Section 13.2(a)(ii)(2), the Manager, in its sole discretion, may exempt an Excepted Holder from the limitations in Section 13.2(a)(ii)(1) and Section 13.2(a)(i) on Beneficial Ownership and/or Constructive Ownership of Shares that would result in the Company being “closely held” within the meaning of Section 856(h) of the Code (determined without regard to whether the ownership interest is held during the last half of a taxable year), but only during the first taxable year of the Company for which the Company elects to be a REIT under Section 856(c)(1) of the Code and/or during the first half of the Company’s second taxable year for which the Company elects to be treated as a REIT under Section 856(c)(1) of the Code and only to the extent that such Beneficial Ownership and/or Constructive Ownership for such periods does not result in the Company failing to qualify as a REIT.

Section 13.9. Increase or Decrease in Ownership Limits.

(a)	Subject to Section 13.2(a)(ii), the Manager may from time to time increase or decrease the Class Ownership Limit and the Aggregate Ownership Limit; provided, however, that any decreased Class Ownership Limit and/or Aggregate Ownership Limit will not be effective for any Person whose percentage ownership in any class of Shares is in excess of such decreased Class Ownership Limit and/or Aggregate Ownership Limit until such time as such Person’s percentage of such Shares or Shares equals or falls below the decreased Class Ownership Limit and/or Aggregate Ownership Limit, but any further acquisition of Shares in excess of such percentage ownership of such class of Shares or all Outstanding Shares will be in violation of the Common Share Ownership Limit or the Aggregate Ownership Limit, respectively; and provided further, that any increased or decreased Class Ownership Limit and/or Aggregate Ownership Limit would not allow five or fewer Persons to Beneficially Own more than 49.9% in value of the Outstanding Shares.

(b)	Prior to increasing or decreasing the Aggregate Ownership Limit or the Class Ownership Limit pursuant to Section 13.9(a), the Manager may require such opinions of counsel, affidavits, undertakings or agreements, in any case in form and substance satisfactory to the Manager in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Company’s qualification as a REIT.

Section 13.10. Legend. Each certificate for Shares, if certificated, or any written statement of information in lieu of a certificate delivered to a holder of uncertificated Shares shall bear substantially the following legend:

“The shares represented by this certificate are subject to restrictions on Beneficial Ownership and Constructive Ownership and Transfer. Subject to certain further restrictions and except as expressly provided in the Operating Agreement of GB8 Residential LLC, as may be amended from time to time (the “Operating Agreement”), (i) no Person may Beneficially Own or Constructively Own Shares of any Class in excess of 9.8 percent (in value or number of shares, whichever is more restrictive) of the Outstanding Shares of such class, unless such Person is exempt from such limitation or is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially Own or Constructively Own Shares in excess of 9.8 percent (in value or number of shares, whichever is more restrictive) of the Outstanding Shares, unless such Person is exempt from such limitation or is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially Own or Constructively Own Shares that would result in the Company being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or, if applicable, otherwise cause the Company to fail to qualify as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”); and (iv) any Transfer of Shares that, if effective, would result in the Shares being beneficially owned by less than 100 Persons (as determined under the principles of Section 856(a)(5) of the Code) shall, to the fullest extent permitted by law, be void ab initio, and the intended transferee shall acquire no rights in such Shares.

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Any Person who Beneficially Owns or Constructively Owns or attempts to Beneficially Own or Constructively Own Shares which causes or will cause a Person to Beneficially Own or Constructively Own Shares in excess or in violation of the above limitations must immediately notify the Company and Transfer Agent (if any) or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice. If any of the restrictions on transfer or ownership as set forth in (i) through (iii) above are violated, the Shares in excess or in violation of the above limitations will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Company may redeem Shares upon the terms and conditions specified by the Manager in its sole discretion if the Manager determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described in (i) through (iii) above, to the fullest extent permitted by law, may be void ab initio. All capitalized terms in this legend have the meanings defined in the Operating Agreement, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Shares on request and without charge. Requests for such a copy may be directed to the Manager at the Company’s principal office.”

Instead of the foregoing legend, the certificate or written statement of information delivered in lieu of a certificate, if any, may state that the Company will furnish a full statement about certain restrictions on transferability to a Member on request and without charge.

Section 13.11. Transfer of Shares in Trust.

(a)	Ownership in Trust. Upon any purported Transfer or other event described in Section 13.2(b) that would result in a transfer of Shares to a Trust, such Shares shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 13.2(b). The Trustee shall be appointed by the Company and shall be a Person unaffiliated with the Company and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Company as provided in Section 13.11(f).

(b)	Status of Shares Held by the Trustee. Shares held by the Trustee shall be issued and Outstanding Shares. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any Shares held in trust by the Trustee, shall have no rights to distributions and shall not possess any rights to vote or other rights attributable to the Shares held in the Trust.

(c)	Distribution and Voting Rights. The Trustee shall have all voting rights and rights to distributions with respect to Shares held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any distribution paid prior to the discovery by the Company that the Shares have been transferred to the Trustee shall be paid by the recipient of such distribution to the Trustee upon demand and any distribution authorized but unpaid shall be paid when due to the Trustee. Any distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to Shares held in the Trust and, subject to Delaware law, effective as of the date that the Shares have been transferred to the Trust, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Company that the Shares have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Company has already taken irreversible limited liability company action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article XIII, until the Company has received notification that Shares have been transferred into a Trust, the Company shall be entitled to rely on its share transfer and other Member records for purposes of preparing lists of Members entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of Members.

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(d)	Sale of Shares by Trustee. Within 20 days of receiving notice from the Company that Shares have been transferred to the Trust, the Trustee of the Trust shall sell the Shares held in the Trust to a Person, designated by the Trustee, whose ownership of the Shares will not violate the ownership limitations set forth in Section 13.2(a). Upon such sale, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 13.11(d). The Prohibited Owner shall receive the lesser of (1) the Net Original Purchase Price of such Shares and (2) the price per Share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the Shares held in the Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of distributions that have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 13.11(c). Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Company that Shares have been transferred to the Trustee, such Shares are sold by a Prohibited Owner, then (i) such Shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such Shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 13.11(d), such excess shall be paid to the Trustee upon demand.

(e)	Purchase Right in Shares Transferred to the Trustee. Shares transferred to the Trustee shall be deemed to have been offered for sale to the Company, or its designee, at a price per Share equal to the lesser of (i) the price per Share in the transaction that resulted in such Transfer to the Trust and (ii) the Net Original Purchase Price. The Company may reduce the amount payable to the Trustee by the amount of distributions that has been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 13.11(c) and may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Company shall have the right to accept such offer until the Trustee has sold the Shares held in the Trust pursuant to Section 13.11(d). Upon such a sale to the Company, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

(f)	Designation of Charitable Beneficiaries. By written notice to the Trustee, the Company shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that the Shares held in the Trust would not violate the restrictions set forth in Section 13.2(a) in the hands of such Charitable Beneficiary. Neither the failure of the Company to make such designation nor the failure of the Company to appoint the Trustee before its automatic transfer provided for in Section 13.2(b) shall make such transfer ineffective; provided that the Company thereafter makes such designation and appointment. The designation of a nonprofit organization as a Charitable Beneficiary shall not entitle such nonprofit organization to serve in such capacity and the Company may, in its sole discretion, designate a different nonprofit organization as the Charitable Beneficiary at any time and for any or no reason. Any determination by the Company with respect to the application of this Article XIII shall be binding on each Charitable Beneficiary.

Section 13.12. Enforcement. The Company is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article XIII.

Section 13.13. Non-Waiver. No delay or failure on the part of the Company or its Manager in exercising any right hereunder shall operate as a waiver of any right of the Company or its Manager, as the case may be, except to the extent specifically waived in writing.

Section 13.14. Severability. If any provision of this Article XIII or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

MANAGER:

Pacific Oak Residential, Inc.

By:	/s/ Michael Gough
Name: Michael Gough
Title: President and CEO

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EXHIBIT A

FORM OF

PROPERTY MANAGEMENT AGREEMENT

This PROPERTY MANAGEMENT AGREEMENT (this “Agreement”), effective as of ______________, is made and entered into by and among GB8 Residential LLC, a Delaware limited liability company (together with any of its subsidiaries, “GB8”), and DMH Realty, LLC, a Florida limited liability company (“Property Manager”).

RECITALS

WHEREAS, GB8 owns or otherwise has the right to collect rents from, and contract for managerial services for, the single-family rental properties identified and described in Schedule A attached hereto, as adjusted by any properties acquired by GB8 in accordance with this Agreement, minus any properties sold by GB8 from time to time in accordance with this Agreement (collectively, the “Properties” and each, a “Property”);

WHEREAS, the parties desire to enter into this Agreement, pursuant to which Property Manager will undertake certain management, acquisition, disposition and oversight functions with respect to the Properties as provided herein, subject to the limitations set forth herein;

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I
APPOINTMENT OF PROPERTY MANAGER

Section 1.01     Appointment of Property Manager. GB8 hereby appoints Property Manager the sole and exclusive manager for the Properties upon the terms and conditions set forth herein. Property Manager hereby accepts such appointment on the terms and conditions set forth herein and shall furnish the services of its organization for the management of the Properties.

Section 1.02     Independent Contractor Status. Property Manager is hereby engaged to manage the Properties as an independent contractor.

Article II
TERM OF AGREEMENT

Section 2.01     Term of Agreement. The Original Agreement commenced upon GB8’s acquisition or control of the Properties. This Agreement shall commence on _________________ (the “Effective Date”) and shall continue until the last day of the calendar month following the three-year anniversary of the Effective Date (the “Term”). Upon expiration of the Term, this Agreement will automatically renew for additional one-year periods until terminated as provided in Article VIII.

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Article III
PROPERTY MANAGER’S DUTIES AND RESPONSIBILITIES

Section 3.01     General Scope. Property Manager shall devote such efforts as are consistent with the Standard of Care (as defined below) in managing, coordinating and supervising the ordinary and usual business and affairs pertaining to the identification, acquisition, operation, maintenance, leasing, licensing, rehabilitation, construction, disposition and management of the Properties. Property Manager shall have such responsibilities, and shall perform and take, or cause to be performed or taken, all such services and actions customarily taken by managing agents of property of similar nature, location, and character to that of the Properties consistent with the duties set forth in this Article III. Unless otherwise specifically provided in this Agreement or the written directives of GB8, all services and actions that Property Manager is required or permitted to perform or take, or cause to be performed or taken, in connection with the management of the Properties shall be performed or taken, as the case may be, on behalf of GB8 and at GB8’s sole cost, expense, and risk. Property Manager’s authority is limited to performing the services set forth herein. Except as provided herein, Property Manager shall have no authority (a) to execute any contract or agreement for or on behalf of GB8, (b) to provide additional services or modify existing services to tenants, or (c) to assume or create any obligation or liability or to make any representation, covenant, agreement or warranty for or on behalf of GB8.

Section 3.02     Standard of Care. Property Manager shall perform its duties and obligations hereunder in a commercially reasonable manner, consistent with the degree of care, skill, prudence, diligence and good faith that a property manager would use in managing other properties or performing similar services in the same geographic location (the “Standard of Care”). Without limiting the generality of the foregoing, Property Manager shall employ such efforts as are consistent with the Standard of Care to comply with all applicable requirements of federal, state and local laws, ordinances, rules, regulations and orders governing the leasing, promotion, management, use, operation, repair and maintenance of the Properties and the terms of any leases, mortgages or other agreements to which Properties are subject (collectively, the “Requirements” or individually a “Requirement”). Property Manager shall have in its employ at all times a sufficient number of capable employees to properly, adequately, safely and economically perform the duties hereunder..

Section 3.03     Marketing Authorization. Property Manager is authorized to establish rental rates and implement marketing strategies in accordance therewith. Property Manager shall supervise the preparation of all advertising layouts, brochures, and campaigns. Advertising and promotional materials shall be prepared in accordance with Property Manager’s budget and full compliance with federal, state, and municipal fair housing laws, and Property Manager shall not use GB8’s name (or any Affiliate of GB8) without GB8’s express written approval.

Section 3.04     Acquisition and Disposition. Property Manager shall provide management, supervisory, administrative and logistical services and support GB8. For purposes of clarification, Properties acquired, directly or indirectly, by GB8 will be deemed Properties under this Agreement, and Properties sold by GB8 shall no longer be deemed Properties under this Agreement, in either case regardless of whether this Agreement or any exhibit or schedule is formally amended to reflect the new or former Properties.

Section 3.05     Leasing. Property Manager shall exercise such efforts as are consistent with the Standard of Care to obtain and keep residents and will cooperate with any broker in any reasonable manner likely to aid in filling any vacancy. Property Manager is authorized, consistent with the Standard of Care and Guiding Documents, to negotiate, prepare, and execute all leases on GB8’s approved lease form, including all renewals and extensions of leases and to cancel and modify existing leases, provided such actions are taken in accordance with all Requirements.

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Section 3.06     Security Deposits. Property Manager is authorized to establish accounts on behalf of GB8 for holding security deposits, if any, in accordance with all Requirements, and shall collect and refund security deposits in accordance with the terms of each resident’s lease and as may be required by applicable law. If required by statute, Property Manager will deposit security deposits into a separate interest-bearing account and pay residents the interest earned on such deposit; otherwise, Property Manager will deposit security deposits into the Operating Account (as defined below). When Property Manager reasonably deems appropriate, Property Manager may offset resident charges with forfeited security deposit amounts and disburse any surplus security deposits from the Operating Account.

Section 3.07     Collection of Rents and Enforcement of Leases. Property Manager shall exercise such efforts as are consistent with the Standard of Care to promptly collect all rents and other charges for services provided in connection with the use of the Properties. All monies collected shall be promptly deposited into the Operating Account unless otherwise directed by GB8. When necessary and permissible by applicable Requirements, Property Manager is authorized to institute the following actions: (a) terminate tenancies; (b) sign and serve such notices as are deemed reasonably necessary or expedient by Property Manager; (c) institute and prosecute actions and evict residents; (d) recover rents and other sums due by legal proceedings; and (e) settle, compromise, and release such actions or suits, or reinstitute such tenancies. Attorney’s fees, filing fees, court costs, and other reasonable and necessary expenses incurred in connection with such actions and not recovered from residents shall be paid out of the Operating Account.

Section 3.08     Operating Expenditures.

(a)            GB8 shall be responsible for all Operating Expenditures and may pay all such amounts from its own resources or may authorize payment by or to the Property Manager out of available funds in the Operating Account. The term “Operating Expenditures” shall mean the aggregate of all actual, reasonable expenses incurred by Property Manager in accordance with this Agreement in connection with or arising from the identification, acquisition, financing, ownership, operation, management, repair, disposition, replacement, maintenance, and use or occupancy of the Properties including, without limitation, expenditures for: (i) license and permit fees, landowner association fees and assessments, and all other charges of any kind and nature by any governmental or public authority; (ii) management fees and any other reasonable expenses incurred by Property Manager consistent with the Guiding Documents; (iii) advertising and marketing expenses, and leasing fees and commissions; (iv) legal, accounting, engineering, and other professional and consulting fees and disbursements; (v) accounts payable to independent contractors providing labor, material, services and equipment to the Properties; (vi) premiums for insurance paid with respect to the Properties or the operations thereof; (vii) resident improvements and replacement and segregated reserves therefor; (viii) maintenance and repair of the Properties and all property and equipment used in connection with the operation thereof; (ix) renovation, improvement and development of the Properties and all property and equipment used in connection with the operation thereof; (x) refunds or security or other deposits to resident and contracting parties; (xi) funds reserved for contingent or contested liabilities, real estate taxes, insurance premiums, or other amounts not payable on a monthly basis; (xii) service contracts and public utility charges and assessments; (xiii) personnel administration charges and pre-employment screening and testing costs; (xiv) cost of third party revenue management programs; and (xv) costs of credit reGB8s, bank charges, and like matters. Operating Expenditures may include (A) payroll, benefits and overhead expenses approved by GB8, and (B) other costs and expenses of Property Manager’s or its Affiliates’ personnel engaged in any Additional Services. Notwithstanding the foregoing, the Property Manager shall be responsible for paying, and shall not be reimbursed for, its general administrative overhead costs and expenses, including without limitation the costs and expenses of renting its offices, employing its general administrative staff, purchasing or renting its office equipment and supplies, and maintaining phone and internet connections.

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(b)            For purposes of clarification, Property Manager may perform (or cause its Affiliates to perform) certain services (including without limitation services related to leasing, onboarding, fit-up, inspecting, renovation, improvement, development, construction, maintenance, repair, cleaning, painting or decorating any of the Properties) that could be contracted or subcontracted out to third parties hereunder, and, for performing such services, Property Manager (or its Affiliates) shall be entitled to reimbursement for the costs and expenses incurred performing such services (in addition to the Leasing Fees, Property Management Fee, and Shared Fees contemplated under Article VI) at rates commensurate with rates that would be payable to unrelated third parties if Property Manager engaged such unrelated third parties to perform such services (collectively, the “Additional Services”).

(c)            Property Manager is authorized to incur expenses in connection with the operation and management of the Properties. Property Manager shall employ such efforts as are consistent with the Standard of Care to insure that the actual costs of maintaining and operating the Properties shall not be excessive in relation to comparable properties. In cases of emergency, Property Manager may make expenditures if such expenditures are necessary in the reasonable judgment of Property Manager to effectively protect the Properties or to prevent personal injury and is not in excess of $20,000 with respect to any individual Property or $250,000 collectively among all Properties during any calendar year. Property Manager will promptly notify GB8 of any such emergency.

Section 3.09     Capital Expenditures. Any capital expenditure (excluding expenditures related to acquisition activities and rehabilitation of newly acquired Properties) over $20,000 per Property shall be awarded on the basis of competitive bidding, solicited in the following manner: (a) a minimum of two (2) written bids shall be obtained for each purchase where possible and practical to obtain such bids; (b) each bid will be solicited in a form so that uniformity will exist in the bid quotes; (c) Property Manager shall provide Advisor with all bid responses accompanied by Property Manager’s recommendations as to the most acceptable bid; and (d) Advisor shall be free to accept or reject any and all bids, provided that if Advisor fails to do so within three (3) Business Days, Property Manager shall provide written notice to Advisor that a failure to respond within one (1) Business Day shall constitute a deemed approval, and if Advisor fails to do so within such one (1) Business Day, such failure shall be deemed acceptance. GB8 shall be responsible for capital expenditures and may pay such amounts from its own resources or may authorize payment by Property Manager out of available funds in the Operating Account.

Section 3.10     Public Utility and Service Contracts. To the extent applicable, Property Manager shall negotiate and execute, in its capacity as GB8’s agent, contracts for water, electricity, gas, vermin or pest extermination, and any other services which are necessary to properly maintain the Properties. All required utility deposits will be the responsibility of GB8 and each contract shall: (a) be in the name of, and expense of, GB8; and (b) include a provision for cancellation thereof by GB8 or Property Manager.

Section 3.11     Reserved.

Section 3.12     Compliance with Regulations. Property Manager shall employ such efforts as are consistent with the Standard of Care to cause the Properties to be in compliance with all Requirements. Property Manager shall promptly give notice of receipt of any oral or written notice of the existence of a material violation of any material Requirement or as otherwise required by the Standard of Care (a “Violation”), and Property Manager shall promptly cure at GB8’s expense any such Violation applicable to any Property, other than a Violation that is required to be cured by the respective tenants under the leases in effect at the Property. Expenses incurred in curing any Violation applicable to any Property may be paid from the Operating Account to the extent such expenses have been budgeted for, and provided such expenses do not exceed $2,500 in any one instance. If (1) such expenses have not been so budgeted, (2) more than $2,500 is required to remedy a Violation, or (3) a Violation is one for which GB8 may be subject to penalty, Property Manager shall immediately notify GB8 of such Violation and advise GB8 regarding a course of action for curing such Violation.

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Section 3.13     Environmental Risk Management. GB8 acknowledges and understands that Property Manager, except with respect to the obligations set forth in Section 3.04, is not responsible for (1) evaluating the presence or absence of hazardous or toxic substances, mold, waste, materials, electromagnetic field, radon or radioactive materials upon, within, above, or beneath the Properties; (2) maintaining or evaluating compliance with environmental, hazardous or solid materials or waste laws, rules and regulations except for any operating and maintenance plan applicable to the Properties or in connection with Property Manager’s construction management duties; or (3) conducting or ensuring clean-up or remediation of existing or identified hazardous material spills or contamination unless the parties otherwise agree in writing or as expressly provided herein.

(a)            Accordingly, Property Manager’s obligations to GB8 with respect to the presence of Hazardous Materials and/or with the compliance and enforcement of Hazardous Materials Laws shall be subject to, conditioned upon, and limited by the following:

(i)            GB8 may from time to time, at GB8’s sole discretion and expense, obtain from an independent environmental consultant retained by GB8, an environmental assessment report on the Properties (or any of them) and may have such assessment report periodically updated.

(ii)            Except as provided by Section 3.13(a)(iii), Section 3.04, or as otherwise expressly agreed in writing by the parties, Property Manager shall not be obligated to make an independent determination as to the presence or absence of Hazardous Materials, or whether the Properties are in violation or compliance with any Hazardous Materials Laws. Property Manager may seek, on GB8’s behalf and at GB8’s expense, to enforce a resident’s compliance with any Hazardous Materials Laws in accordance with an environmental consultant’s recommendations contained in any environmental assessment report. Property Manager shall not have any obligation to determine whether or not GB8, any residents, the Properties, or any portion thereof is in compliance with Hazardous Materials Laws; provided, Property Manager shall promptly notify GB8 of any violations or potential violations of Hazardous Materials Laws observed on the Properties.

(iii)            Property Manager shall be responsible for any Hazardous Materials which it uses or introduces to the Properties, including storage, containment, removal, or remediation as required by applicable law. To the extent Hazardous Materials (such as cleaning supplies or fuel) are required by Property Manager in the discharge of its duties under this Agreement, Property Manager shall only use and store quantities of such Hazardous Materials as are permitted under applicable law, and shall store, use and dispose of such Hazardous Materials in accordance with applicable laws. In connection with the foregoing, Property Manager hereby agrees to and shall indemnify, protect, defend, save, and hold harmless GB8, its principals and employees, and their respective successors and assigns from any claim, cause of action, liability, loss, demand, damages (including damages associated with any environmental law), fine, penalty, injury, cost, or expense (including attorney’s fees and expenses) arising out of or relating in any way to Property Manager’s violation of this Section 3.13(a)(iii).

(iv)            Property Manager shall not be responsible for the abatement, clean-up or remediation of any spill of or contamination from any Hazardous Materials upon, beneath, or within all, or any portion, of the Properties (other than Hazardous Materials introduced, used or stored by Property Manager in violation of Section 3.13(a)(iii)), and the entire responsibility for such clean-up, abatement, or remediation shall lie with GB8 and GB8’s environmental consultation. However, Property Manager shall cooperate with GB8 in coordinating and supervising any abatement, clean-up, monitoring or remedial action on a Property site. GB8 agrees that, with respect to any abatement, clean-up, or remedial action, GB8 shall employ a qualified and licensed environmental clean-up company to undertake such clean-up and remediation, and GB8’s environmental consultant shall oversee the entire abatement, clean-up and remediation process and the obtaining of any required governmental approvals. If the clean-up or remediation is the responsibility of any resident of the Properties and/or GB8’s environmental consultant, Property Manager shall, on GB8’s behalf, require the resident to utilize qualified and licensed environmental clean-up companies and ensure that the clean-up and remediation is conducted to GB8’s satisfaction and in accordance with all Hazardous Materials Laws, governmental laws and approvals of which Property Manager is aware.

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(v)            In connection with the foregoing, GB8 hereby agrees to and shall indemnify, protect, defend, save, and hold harmless Property Manager, its principals and employees, and their respective successors and assigns from any claim, cause of action, liability, loss, demand, damages (including damages associated with any environmental law), fine, penalty, injury, cost or expense (including attorney’s fees and expenses) arising out of or relating in any way to (1) the actions, or failure to act, by Property Manager in following GB8’s and GB8’s environmental consultant’s directions, (2) GB8’s failure or refusal to employ an environmental consultant with respect to the Properties, (3) the acts, omissions, or negligence of GB8, GB8’s environmental consultant, or the failure of such environmental consultant, to fulfill its obligations with respect to the Properties, (4) any violation of Hazardous Materials Laws applicable to the Properties, (5) the designation of Property Manager as an “operator” or the Properties as a “regulated facility” under Hazardous Materials Laws, or otherwise liable as a party under any Hazardous Materials Laws, or as a party in any claim for contribution, cost recovery or indemnity against Property Manager, or its insurer arising out of the foregoing, and (6) any condition or circumstance arising initially prior to the date of this Agreement (regardless of whether such condition or circumstance continues). The foregoing indemnity shall not apply to any claim, cause of action, liability, loss, demand, damages (including damages associated with any environmental law), fine, penalty, injury, cost, or expense (including attorney’s fees and expenses) resulting from an indemnified party’s sole or gross negligence or willful misconduct.

(b)            The indemnities herein shall be immediately vested and shall survive the expiration or termination of this Agreement.

Section 3.14     Disclaimer of Certain Liabilities. Property Manager assumes no liability for any acts or omissions of GB8. Property Manager assumes no liability for any failure of, or default by, any tenant in the payment of any rent or other charges due GB8 or in the performance of any obligations owed by any tenant to GB8 pursuant to any lease or otherwise.

Section 3.15     No Requirement to Advance Funds. In no event shall Property Manager advance any monies on behalf of GB8, lend its credit to the Properties, or incur any liability in Property Manager’s own name.

Section 3.16     Representations. Property Manager represents and warrants to GB8 as follows:

(a)            Property Manager (i) is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Florida, (ii) has qualified or will qualify to do business as a foreign corporation and will remain so qualified, and is and will remain in good standing, in each jurisdiction where the character of its property or the nature of its activities makes such qualification necessary and in which failure to so qualify would have a material adverse effect upon Property Manager or its ability to perform its obligations hereunder, (iii) has and will have full limited liability company power to own its property, carry on its business as presently conducted, and to enter into and perform it obligations under this Agreement and (iv) has and will have all licenses or other governmental approvals necessary to perform it obligations hereunder.

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(b)            The execution and delivery by Property Manager of this Agreement has been duly authorized by all necessary limited liability company action on the part of Property Manager. Neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of any law, governmental rule, regulation, judgment, decree or order binding on Property Manager or its property or the certificate of formation of Property Manager, or any of the provisions of any indenture, mortgage, contract or other instrument to which Property Manager is a party or by which it is bound or result in the creation or imposition of any lien, charge or encumbrance upon any of its property pursuant to the terms of any such indenture, mortgage, contract or other instrument.

(c)            The execution and delivery by Property Manager of this Agreement does not require the consent or approval of, the giving of notice to, the registration or filing with, or the taking of any other action in respect of any state, federal or other governmental authority or agency.

(d)            This Agreement has been duly executed and delivered by Property Manager and, assuming due authorization, execution and delivery by GB8, constitutes a valid and binding obligation of Property Manager enforceable against it in accordance with its terms (subject to applicable bankruptcy and insolvency laws and other similar laws affecting the enforcement of the rights of creditors generally and general principles of equity).

(e)            There are no actions, suits, or proceedings pending, or, to the knowledge of Property Manager, threatened or likely to be asserted against or affecting Property Manager before or by any court, administrative agency, arbitrator, or governmental body (i) with respect to any of the transactions contemplated by this Agreement or (ii) with respect to any other matter which in the judgment of Property Manager will be determined adversely to Property Manager or if determined adversely to Property Manager, will materially and adversely affect it or its business, assets, operations or condition, financial or otherwise, or adversely affect Property Manager’s ability to perform its obligations under this Agreement. Property Manager is not in default with respect to any order of any court, administrative agency, arbitrator or governmental body so as to materially and adversely affect the transactions contemplated by the above mentioned documents.

(f)            No consents, approvals, waivers or notifications of members, creditors, lessors or other nongovernmental persons are required to be obtained by Property Manager in connection with the execution and delivery of this Agreement and the consummation of all the transactions herein contemplated.

(g)            Neither Property Manager nor any person or entity owning a beneficial interest equal to or greater than twenty percent (20%) in Property Manager is a “Prohibited Person,” which term is defined as: (i) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”); (ii) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a person or entity with whom Property Manager is prohibited from dealing or otherwise engaging in any transaction by any terrorism or anti-money laundering Law, including the Executive Order and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56, the “Patriot Act”); (iv) a person or entity who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or (v) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website, https://www.treasury.gov/ofac/downloads/sdnlist.pdf, or any replacement website or other replacement official publication of such list.

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(h)            As of the Effective Date, Property Manager has no actual knowledge of any illegal activities relating to controlled substances on any Property.

(i)            As of the Effective Date, to Property Manager’s actual knowledge, (i) each Property is being used exclusively as a residential rental property and (ii) no illegal activity is taking place at any Property.

Section 3.17     Advisor. Notwithstanding anything to the contrary herein, the duties and responsibilities of Property Manager set forth herein are subject in all respects to the authority of Pacific Oak Residential, Inc., the Manager of GB8.

Section 3.18     Additional Covenants. Property Manager shall exercise such efforts as are consistent with the Standard of Care to comply with the terms and conditions of any additional requirements of Lender(s) (as defined below) to the Properties and agrees not to knowingly or intentionally take any action in material contravention thereof.

Article IV
BANKING AND FINANCIAL RECORDS

Section 4.01     Account Agency Agreement & Bank Accounts. Concurrent with the commencement of this Agreement, GB8 and Property Manager shall enter into a joint account agreement (the “Account Agency Agreement”) at GB8’s platform bank or other bank acceptable to GB8 (the “Operating Account”). GB8 shall retain the ability to change the platform banks at its discretion with reasonable notice to Property Manager. It is understood that the bank account contemplated and authorized by the Account Agency Agreement shall be a non-interest bearing checking account.

Section 4.02     Financial Recordkeeping. Financial records include, but are not limited to, general ledgers for each account, journal entries, all supporting documentation and calculations used to create journal entries, trial balances, financial statements, bank statements, bank reconciliations, tax reports, accounts payable and receivable records, rent rolls, tenant information, portfolio analysis routinely created or created at the request of GB8, ad hoc reports requested by GB8 from time to time and any other financial records and reports listed on Schedule B. At GB8’s cost, Property Manager shall maintain, at Property Manager’s premises and electronically in a centralized location designated and accessible by GB8, and maintain in a manner customary and consistent with generally accepted accounting principles, financial records based on GB8’s fiscal year-end. Property Manager shall not delete, destroy, relocate or otherwise make any financial record inaccessible to GB8 without GB8’s prior written consent. Property Manager shall use GB8’s chart of accounts. GB8 shall bear the expense of maintaining financial records electronically and the expense of storing historical financial records that are more than 36 months old.

Section 4.03     Internal Controls Environment. Property Manager shall continuously maintain an internal control environment that is customary and consistent with the size and complexity of GB8’s business. At GB8’s expense, GB8 may hire consultants and other advisors to further develop and refine Property Manager’s internal controls. Property Manager agrees, at GB8’s expense, to implement all reasonable suggestions GB8 makes to modify internal controls and agrees to periodic testing and remediation of any identified deficiencies. Property Manager also agrees to assist in an audit of the internal controls if requested by GB8, to be completed at GB8’s expense and in accordance with Section 4.05 herein.

Section 4.04     Required Financial Reports. Property Manager shall furnish as listed on Schedule B monthly reports of collections, disbursements, and other accounting matters, on a schedule agreed to by GB8 and any Lender(s). To support the monthly financial reports, Property Manager shall maintain at Property Manager’s premises copies of the following: (a) bank statements, bank deposit slips, and cancelled checks; (b) comprehensive bank reconciliations; (c) detailed cash receipt records; (d) summaries of adjusting journal entries, and (e) supporting documentation for payroll, payroll taxes, and employee benefits.

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Section 4.05     GB8’s Right to Audit and Test. Property Manager, in the conduct of its responsibilities and obligations to GB8 hereunder, shall maintain complete, accurate, and separate books and records for the Properties, the entries to which shall be supported by sufficient documentation to ascertain that said entries are properly and accurately recorded with regard to each Property. Such books and records shall be maintained in accordance with GB8’s financial information requirements and shall at all times be the property of GB8. Property Manager shall maintain such books and records for a period of not less than 12 months after the date of expiration or earlier termination of this Agreement, except that upon any termination of this Agreement by GB8, Property Manager shall immediately deliver to GB8 all such books and records. GB8 reserves the right to conduct an examination of the books and records maintained by Property Manager for GB8 or that relate to the calculation of the fees, expenses, or other compensation paid or payable pursuant to this Agreement, and to perform any and all audit tests (whether conducted by the external auditors or GB8’s internal audit team) relating to Property Manager’s activities, either at the Properties, or at the office of Property Manager; provided such examination and tests are related to those activities performed by Property Manager for GB8 or the calculation of the fees, expenses, or other compensation paid or payable pursuant to this Agreement. GB8 may also conduct periodic testing of Property Manager’s internal controls. GB8 shall give Property Manager not less than forty-eight (48) hours written notice of any such audit, examination or testing. Any and all such audits conducted either by GB8’s employees or appointees will be at the sole expense of GB8.

Section 4.06     Disbursement of Deposits. If requested by GB8, Property Manager shall remit to GB8 with the monthly financial report all unexpended operating funds, except for a reserve of contingencies, as provided in Section 5.01 below, which shall remain in the Operating Account.

Article V
GB8’S DUTIES AND RESPONSIBILITIES

Section 5.01     Initial Deposits and Contingency Reserves. Upon the request of the Property Manager, to the extent not previously deposited, GB8 shall deposit into the Operating Account the following amounts: (a) the sum of $50,000 to be deposited in the Operating Account as an initial deposit representing the estimated disbursements for Operating Expenditures to be made in the first month following the commencement of this Agreement. Furthermore, GB8 authorizes Property Manager to maintain a contingency reserve of $250 per Property at all times in the Operating Account to enable Property Manager to pay obligations of GB8 under this Agreement as they become due in accordance with this Agreement.

Section 5.02     Insufficient Operating Funds. If a cash flow deficit can be anticipated in the next budgeted month of operations, GB8 agrees to, prior to the commencement of the next budgeted month, remit to Property Manager sufficient funds to cover the anticipated deficiency and fully fund the Operating Expenditures and approved contingency reserves. In the event that funds in the Operating Account become insufficient to cover all Operating Expenditures and approved contingency reserves, GB8 agrees to, within three (3) days of notice, remit to Property Manager sufficient funds to cover the deficiency and replenish the contingency reserves. Notwithstanding any provision hereof to the contrary, Property Manager’s performance under this Agreement shall be excused and shall in no event be in default in the event there are insufficient funds in the Operating Account to perform its services described hereunder unless due to the gross negligence or willful misconduct of Property Manager.

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Section 5.03     Property Manager’s Compensation. GB8 agrees to pay Property Manager, as compensation for services rendered in managing and leasing the Properties in accordance with the terms of this Agreement, the compensation as specified in Article VI below. Property Manager’s compensation may be paid to itself by Property Manager, on behalf of GB8 when due hereunder from the Operating Account.

Section 5.04     Property Manager’s Costs to be Reimbursed. GB8 agrees to reimburse Property Manager for all direct costs incurred in managing and leasing the Properties in accordance with the terms of this Agreement. Property Manager’s reimbursement may be paid to itself by Property Manager, on behalf of GB8, from the Operating Account as incurred by Property Manager.

Section 5.05     Representations. As of the Effective Date, GB8 represents and warrants to Property Manager as follows:

(a)            GB8 is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware, (ii) has qualified or will qualify to do business as a foreign corporation and will remain so qualified, and is and will remain in good standing, in each jurisdiction where the character of its Properties or the nature of its activities makes such qualification necessary and in which failure to so qualify would have a material adverse effect upon GB8 or its ability to perform its obligations hereunder, (iii) has and will have full corporate power to own the Properties, carry on its business as presently conducted, and to enter into and perform it obligations under this Agreement and (iv) has and will have all licenses or other governmental approvals necessary to perform it obligations hereunder.

(b)            The execution and delivery by GB8 of this Agreement has been duly authorized by all necessary corporate action on the part of GB8. Neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of any law, governmental rule, regulation, judgment, decree or order binding on GB8 or its Properties or the certificate of formation of GB8, or any of the provisions of any indenture, mortgage, contract or other instrument to which GB8 is a party or by which it is bound or result in the creation or imposition of any lien, charge or encumbrance upon any of the Properties pursuant to the terms of any such indenture, mortgage, contract or other instrument. The execution and delivery by GB8 of this Agreement does not require the consent or approval of, the giving of notice to, the registration or filing with, or the taking of any other action in respect of any state, federal or other governmental authority or agency.

(c)            This Agreement has been duly executed and delivered by GB8 and, assuming due authorization, execution and delivery by Property Manager, constitutes a valid and binding obligation of GB8 enforceable against it in accordance with its terms (subject to applicable bankruptcy and insolvency laws and other similar laws affecting the enforcement of the rights of creditors generally and general principles of equity).

(d)            There are no actions, suits, or proceedings pending, or, to the knowledge of GB8, threatened or likely to be asserted against or affecting GB8 before or by any court, administrative agency, arbitrator, or governmental body (i) with respect to any of the transactions contemplated by this Agreement or (ii) with respect to any other matter which in the judgment of GB8 will be determined adversely to GB8 or if determined adversely to GB8, will materially and adversely affect it or its business, assets, operations or condition, financial or otherwise, or adversely affect GB8’s ability to perform its obligations under this Agreement. GB8 is not in default with respect to any order of any court, administrative agency, arbitrator or governmental body so as to materially and adversely affect the transactions contemplated by the above mentioned documents.

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(e)            No consents, approvals, waivers or notifications of members, creditors, lessors or other nongovernmental persons are required to be obtained by GB8 in connection with the execution and delivery of this Agreement and the consummation of all the transactions herein contemplated.

(f)            GB8 is not (and no person or entity owning a beneficial interest equal to or greater than twenty percent (20%) in GB8 shall be) subject to sanctions of the United States government or in violation of any any federal, state, municipal or local laws, statutes, codes, ordinances, orders, decrees, rules or regulations (“Laws”) relating to terrorism or money laundering, including, without limitation, the Executive Order and the Patriot Act. Neither GB8 nor any person or entity owning a beneficial interest equal to or greater than twenty percent (20%) in GB8 is a Prohibited Person.

Article VI
COMPENSATION OF PROPERTY MANAGER

Section 6.01     Leasing Fees. GB8 shall pay to Property Manager on a monthly basis in arrears, the following fees in connection with ongoing lease activity: (a) for all newly placed tenants, one month’s rent applicable to the initial rent period, and (b) for all renewal tenants, $200.

Section 6.02     Property Management Fee. GB8 shall pay to Property Manager, on a monthly basis in arrears, fees for services provided by Property Manager to manage each Property (the “Property Management Fee”) equal to the following:

(a)            8% of all Collected Rental Revenues

Section 6.03     Shared Fees. GB8 shall pay to Property Manager on a monthly basis in arrears, the following portion of additional fees actually collected from any Properties: (a) from application fees collected, 100% to Property Manager, (b) from insufficient funds fees collected, 50% to Property Manager; (c) from any late fees collected, 50% to Property Manager, and (d) from any other fees, 50% to Property Manager. For the avoidance of doubt, GB8 shall retain 100% of the following fees: (x) any move-in fees, and (y) any pet fees.

Section 6.04     Definitions. “Collected Rental Revenues” shall mean the amount of rental revenue actually collected for each Property per the terms of the lease pertaining to each Property (including lease breakage fees) or pursuant to any early termination buyouts, but excluding other income items, fees or revenue collected by Property Manager, including but not limited to: application fees, insufficient funds fees, late fees, move-in fees, pet fees, and security deposits (except to the extent applied to rent per the terms of the lease pertaining to any Property).

Section 6.05     Additional Services; No Other Compensation. The Leasing Fees, Property Management Fee, and Shared Fees are in addition to the reimbursements otherwise due to Property Manager under this Agreement, including for the Additional Services as described in Section 3.09. Property Manager expressly agrees that Property Manager shall not be entitled to receive any other compensation or other payments from GB8 for services provided in respect of the Property (including, without limitation, for construction management, legal, tenant coordination, design, engineering, consulting or any other services performed by Property Manager or its Affiliates) unless expressly provided for in this Agreement or pursuant to a separate written agreement between GB8 and Property Manager.

Section 6.06     Reserved.

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Article VII
INSURANCE AND INDEMNIFICATION

Section 7.01     Property and Liability Insurance. Property Manager shall, at GB8’s sole cost and expense, promptly obtain and keep in force at all times adequate insurance against physical damage (e.g., fire with extended coverage endorsement) and against liability for loss, damage, or injury to property or persons which might arise out of the occupancy, management, operation, or maintenance of the Properties and in accordance with the policies of GB8 and/or Lender(s).

Section 7.02     Workers’ Compensation Insurance. Property Manager shall maintain workers’ compensation insurance covering all employees of Property Manager employed in, on, or about the Properties so as to provide statutory benefits required by state and federal laws.

Section 7.03     Fidelity Bond. Property Manager will maintain, at Property Manager’s expense, a comprehensive fidelity bond covering all employees of Property Manager who handle or are responsible for the safekeeping of any monies of GB8, and shall provide evidence of such policies to GB8.

Section 7.04     Indemnification. GB8 shall indemnify, defend, and hold harmless Property Manager and its agents and employees from and against all claims, liabilities, losses, damages, and/or expenses arising out of (i) Property Manager’s performance under this Agreement, or (ii) facts, occurrences, or matters first arising prior to the date of this Agreement. GB8, at its own cost and expense, shall defend any action or proceeding against Property Manager arising therefrom. Notwithstanding the foregoing, GB8 shall not be required to indemnify Property Manager against damages or expenses suffered as a result of the gross negligence, willful misconduct, or fraud on the part of Property Manager, its agents or employees. Property Manager shall indemnify, defend and hold harmless GB8 and its agents from and against all claims, liabilities, losses, damages and/or expenses arising out of the gross negligence, willful misconduct, or fraud on the part of Property Manager, its agents, or employees, and shall at its own cost and expense defend any action or proceeding against GB8 arising therefrom.

Article VIII
TERMINATION

Section 8.01     Termination. Notwithstanding the provisions of Article II above, this Agreement may also be terminated as follows:

(a)            Automatically, in the event of a sale of all or substantially all of GB8’s equity interests or Properties, a merger, or a share exchange, in a transaction that provides GB8’s stockholders with any combination of cash and/or securities of a publicly traded company in exchange for their common shares; or if Pacific Oak Residential, Inc. (or its permitted successors or assigns) resigns or is removed as Manager of GB8 Residential LLC;

(b)            by Property Manager, in the event GB8 defaults in the performance of any of its obligations under this Agreement and fails to cure such default within fifteen (15) days after its receipt from Property Manager of a notice of default (specifying in reasonable detail the nature of the default complained of); provided, however, with respect to any non-monetary default that cannot be cured within fifteen (15) days, GB8 shall have such additional period as shall be reasonable, provided that GB8 has commenced to cure such default within such fifteen (15) day period, has proceeded to prosecute such cure with due diligence, and such cure is completed within sixty (60) days after GB8’s receipt of the notice of default; or

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(c)            by GB8, in the event Property Manager defaults in the performance of any of its obligations under this Agreement and fails to cure such default within fifteen (15) days after its receipt from GB8 of a notice of default (specifying in reasonable detail the nature of the default complained of); provided, however, that if such default cannot be cured within fifteen (15) days, then such additional period as shall be reasonable, provided that Property Manager has commenced to cure such default within such fifteen (15) day period, has proceeded to prosecute such cure with due diligence and such cure is completed within sixty (60) days after Property Manager’s receipt of the notice of default; or

(d)            by either GB8 or Property Manager, if a Bankruptcy Event occurs with respect to the other party, or if any involuntary bankruptcy petition shall be filed against the other party and is not dismissed within sixty (60) days of the date of such filing, or in the event the other party shall make an assignment for the benefit of creditors, or take advantage of any insolvency statute or similar law, in any such event, termination to become effective upon written notice to the other party.

Any amounts accruing to Property Manager prior to such termination shall be due and payable upon termination of this Agreement; provided, however, that in the event this Agreement is terminated pursuant to Section 8.01(c), no further fees or expenses shall be payable to Property Manager thereafter, other than reimbursement of expenses properly documented and supported by invoices or receipts.

Section 8.02     Termination Fee. If GB8 terminates this Agreement pursuant to Section 8.01(a) before the end of the Term or any subsequent term year, then GB8 shall be obligated to pay Property Manager an amount equal to two times the sum of the annual Property Management Fee for the trailing 12-month period. Any amounts accruing to Property Manager prior to such termination shall be due and payable upon termination of this Agreement. To the extent funds are available, such sums shall be payable from the Operating Account. Any amount due in excess of the funds available from the Operating Account shall be paid by GB8 to Property Manager upon demand. For the avoidance of doubt, Leasing Fees, Shared Fees, and fees attributable to Additional Services are not considered in the calculation of the Termination Fee.

Section 8.03     GB8 Responsible for Payments. GB8 will be responsible for the direct handling and payment of invoices received after notice of termination. Upon notice of termination, Property Manager will submit to GB8 written notice of all obligations payable with respect to the Properties through the termination date.

Section 8.04     Final Accounting. Within sixty (60) days after termination, Property Manager shall deliver to GB8: (a) a final accounting, reflecting the balance of income and expenses on the Properties as of the date of termination; (b) all records, contracts, leases, receipts, deposits, unpaid bills, and other papers or documents which pertain to the Properties; and (c) all remaining funds held by Property Manager with respect to the Properties. In consideration of performing the services contemplated under the preceding sentence during such post-termination period, provided this Agreement is not terminated pursuant to Section 8.01(c), GB8 shall pay Property Manager an accounting fee equal to $75,000 per month.

Section 8.05     Property Manager’s Retention of Copies. Property Manager shall be entitled to retain copies of all documents referred to in Section 8.04.

Section 8.06     Survival of Obligations. All obligations of the parties hereunder, as to which performance is contemplated to occur after termination, shall survive termination of this Agreement. Without limiting the generality of the foregoing, all representations and warranties of the parties contained herein and all provisions of this Agreement that require GB8 to have insured or to defend, reimburse, or indemnify Property Manager shall survive the termination of this Agreement; and if Property Manager is or becomes involved in any proceeding or litigation by reason of having been GB8’s agent, such provisions shall apply as if this Agreement were still in effect.

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Article IX
RESERVED

Article X
PROPERTY MANAGER RESTRUCTURING

Section 10.01     Subcontracting. Property Manager is authorized to subcontract or delegate any of its responsibilities hereunder to any of its Affiliates provided that such Affiliate executes a joinder to this Agreement, in form and substance satisfactory to GB8.

Article XI
MISCELLANEOUS

Section 11.01     Notices. All notices or other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly received (i) if given by electronic mail transmitted delivery receipt requested, upon receipt of a delivery receipt, (ii) if given by certified or registered mail, return receipt requested, postage prepaid, three (3) Business Days after being deposited in the U.S. mails and (iii) if given by courier or other means, when received or personally delivered, and, in any such case, addressed as follows:

If to GB8:

GB8 Residential LLC

13901 Sutton Park Dr. S., Suite B160

Jacksonville, FL 32224

Attention: Michael Gough

Email: mgough@pac-oak.com

If to Property Manager:

DMH Realty LLC

13901 Sutton Park Dr S., Suite B160

Jacksonville, FL 32224

Attention: Mark Peta and Dan Umstead

Email: mpeta@pac-oak.com and dumstead@pac-oak.com

or to such other addresses as may be specified by any such person to the other person pursuant to notice given by such person in accordance with the provisions of this Section 11.01.

Section 11.02     Governing Law; Waiver of Jury Trial. THE PROVISIONS OF THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA AS AT THE TIME IN EFFECT, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. THE PARTIES TO THIS AGREEMENT HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF FLORIDA, INCLUDING ANY APPELLATE COURTS THEREOF. THE PARTIES ACKNOWLEDGE AND AGREE THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

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Section 11.03     Entire Agreement. This Agreement sets forth the final, entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof.

Section 11.04     Amendment; Modification. This Agreement shall not be amended, supplemented, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by the parties hereto, or their respective successors or assignees.

Section 11.05     Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

Section 11.06     Construction. This Agreement shall be construed as if jointly drafted by GB8 Residential LLC and Property Manager. Headings for sections, subsections, and other parts of this Agreement are for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

Section 11.07     Counterparts. This Agreement and any amendments, waivers, consents, or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, scanned pages or electronic signature shall be effective as delivery of a manually executed counterpart to this Agreement

Section 11.08     Transferability; Successors and Assigns. This Agreement is not transferable by Property Manager. The rights of GB8 hereunder are transferable to any of its respective Affiliates upon no less than ten (10) days’ prior written notice to Property Manager. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 11.09     Confidentiality. No party to this Agreement will disclose the terms of this Agreement to any third party without the consent of the other parties hereto, except as required by securities or other applicable laws. Notwithstanding the above provisions, each party may disclose the terms of this Agreement (i) in connection with the requirements of a public or private offering or securities filing, (ii) to accountants, banks, and financing sources (both debt and equity) and their advisors, (iii) in connection with the enforcement of this Agreement or rights under this Agreement, or (iv) in connection with a merger or acquisition (whether by an equity or asset transfer), or the like.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have executed and delivered this PROPERTY MANAGEMENT AGREEMENT effective as of the date first written above.

GB8 Residential LLC

By: Pacific Oak Residential, Inc.

By:
Name: Michael S. Gough
Title: Chief Executive Officer

DMH Realty, LLC

By:
Name: Michael S. Gough
Title: Manager

[Signature Page to Amended and Restated Management Agreement]

Schedule A

The Properties

A-1

Schedule B

Financial Record and Reports

(to be provided monthly unless otherwise noted)

1.	Profit and Loss Statement (actual versus budgeted)

2.	Rent Roll with Security Deposit

3.	Leasing status reports

4.	Statement of Cash Flows

5.	Monthly General Ledger detail

6.	Capital Expenditure Reports

7.	Aged Receivable Report

8.	Management Fee Calculation

9.	Casualty reports (quarterly) detailing all damages and potential insurance claims

10.	Liability reports (quarterly) detailing all current and potential legal claims from tenants, vendors, and third parties related to the Properties

11.	Real estate tax analysis (quarterly)

B-1

Schedule C

Defined Terms

Capitalized terms used in this Agreement but not otherwise defined herein have the following definitions:

“Affiliate” shall mean, with respect to any Person, (i) any Person directly or indirectly owning, controlling or holding, with the power to vote, 10% or more of the outstanding voting securities of such other Person; (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. Section 101 et seq., as amended from time to time.

“Bankruptcy Event” with respect to any Person, means the occurrence of any of the following:

(a)	Such Person voluntarily files for bankruptcy protection under the Bankruptcy Code.

(b)	Such Person voluntarily becomes subject to any reorganization, receivership, insolvency proceeding, or other similar proceeding pursuant to any other federal or state law affecting debtor and creditor rights.

(c)	Any Property becomes an asset in a voluntary bankruptcy or becomes subject to any voluntary reorganization, receivership, insolvency proceeding, or other similar voluntary proceeding pursuant to any other federal or state law affecting debtor and creditor rights.

(d)	An order of relief is entered against such Person pursuant to the Bankruptcy Code or other federal or state law affecting debtor and creditor rights in any involuntary bankruptcy proceeding initiated or joined in by a Related Party. If such Person, any general partner of such person if such Person is a general partnership, or any Related Party has solicited creditors to initiate or participate in such a proceeding, regardless of whether any of the creditors solicited actually initiates or participates in the proceeding, then such proceeding will be considered as having been initiated by a Related Party.

(e)	An involuntary bankruptcy or other involuntary insolvency proceeding is commenced against such Person (by a party other than GB8) but only if such Person has failed to use commercially reasonable efforts to dismiss such proceeding or has consented to such proceeding. “Commercially reasonable efforts” will not require any direct or indirect interest holders in such Person to contribute or cause the contribution of additional capital to such Person.

(f)	If such Person is a general partnership, any of the following occur:

(i)	Any general partner of such Person voluntarily files for bankruptcy protection under the Bankruptcy Code.

(ii)	Any general partner of such Person voluntarily becomes subject to any reorganization, receivership, insolvency proceeding, or other similar proceeding pursuant to any other federal or state law affecting debtor and creditor rights.

(iii)	An order of relief is entered against any general partner of such Person pursuant to the Bankruptcy Code or other federal or state law affecting debtor and creditor rights in any involuntary bankruptcy proceeding initiated or joined in by a Related Party.

(iv)	An involuntary bankruptcy or other involuntary insolvency proceeding is commenced against any general partner of such Person (by a party other than GB8) but only if such Person or such general partner of such Person has failed to use commercially reasonable efforts to dismiss such proceeding or has consented to such proceeding. “Commercially reasonable efforts” will not require any direct or indirect interest holders in such Person or such general partner of such Person to contribute or cause the contribution of additional capital to such Person.

“Business Day” means any day other than a Saturday, a Sunday, or any other day on which GB8 or the national banking associations are not open for business.

“Governmental Authority” means any board, commission, department, agency or body of any municipal, county, state or federal governmental unit, or any subdivision of any of them, which has or acquires jurisdiction over any Property, or the use, operation or improvement of any Property, or over Property Manager.

“Hazardous Materials” means petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives; flammable materials; radioactive materials; polychlorinated biphenyls (PCBs) and compounds containing them; lead and lead-based paint; asbestos or asbestos containing materials in any form that is or could become friable; underground or above-ground storage tanks, whether empty or containing any substance; any substance the presence of which on any Property is prohibited by any Governmental Authority; any substance that requires special handling and any other material or substance now or in the future that (i) is defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” or “pollutant” by or within the meaning of any Hazardous Materials Law, or (ii) is regulated in any way by or within the meaning of any Hazardous Materials Law.

“Hazardous Materials Law” and “Hazardous Materials Laws” means any and all federal, state and local laws, ordinances, regulations and standards, rules, policies and other governmental requirements, administrative rulings and court judgments and decrees in effect now or in the future, including all amendments, that relate to Hazardous Materials or the protection of human health or the environment and apply to Property Manager or to any Property. Hazardous Materials Laws include the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901, et seq., the Toxic Substance Control Act, 15 U.S.C. Section 2601, et seq., the Clean Water Act, 33 U.S.C. Section 1251, et seq., and the Hazardous Materials Transportation Act, 49 U.S.C. Section 5101 et seq., and their state analogs.

“Lender” means any lender providing a loan to GB8 which is secured by a mortgage or deed of trust on any Property.

“Person” means an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c) (17) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”)), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Related Party” means all the following:

(a)	Property Manager.

(b)	Any general partner of Property Manager if Property Manager is a general partnership.

(c)	Any Person that holds, directly or indirectly, any ownership interest (including any shareholder, member or partner) in Property Manager, any general partner of Property Manager if Property Manager is a general partnership, or any Person that has a right to manage Property Manager or any general partner of Property Manager if Property Manager is a general partnership.

(d)	Any creditor of Property Manager that is related by blood, marriage or adoption to Property Manager.

(e)	Any creditor of Property Manager or any general partner of Property Manager if Property Manager is a general partnership that is related to any partner, shareholder or member of, or any other Person holding an interest in, Property Manager or any general partner of Property Manager, if Property Manager is a general partnership.